     As filed with the Securities and Exchange Commission on July 24, 1998
                                                  Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________
                     THE CORPORATE EXECUTIVE BOARD COMPANY
            (Exact name of registrant as specified in its charter)

                  Delaware                              8732                        52-2056410
        (STATE OR OTHER JURISDICTION        (Primary Standard Industrial         (I.R.S. Employer
     OF INCORPORATION OR ORGANIZATION)       Classification Code Number)        IDENTIFICATION NO.)

                             ____________________
                     THE CORPORATE EXECUTIVE BOARD COMPANY
                                 THE WATERGATE
                        600 NEW HAMPSHIRE AVENUE, N.W.
                            WASHINGTON, D.C.  20037
                                (202) 777-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ______________________
                              MICHAEL A. D'AMATO
                     THE CORPORATE EXECUTIVE BOARD COMPANY
                                 THE WATERGATE
                        600 NEW HAMPSHIRE AVENUE, N.W.
                            WASHINGTON, D.C.  20037
                                (202) 777-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ______________
                                  COPIES TO:

         HOWARD B. ADLER, ESQ.                THOMAS R. BROME, ESQ.
      GIBSON, DUNN & CRUTCHER LLP            CRAVATH, SWAINE & MOORE
     1050 CONNECTICUT AVENUE, N.W.              825 EIGHTH AVENUE
        WASHINGTON, D.C.  20036                NEW YORK, NY  10019
             (202) 955-8500                       (212) 474-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                                ______________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]

                                ______________

                        CALCULATION OF REGISTRATION FEE
===============================================================================================
                                                       Proposed maximum             Amount of
              Title of each class of                  aggregate offering           registration
            securities to be registered                      price                   fee (1)
-----------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......            $195,000,000                $57,525
-----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to such section 8(a) may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED JULY 24, 1998

P R O S P E C T U S
                               _________ SHARES
                                    [LOGO]
                     THE CORPORATE EXECUTIVE BOARD COMPANY

                                 COMMON STOCK
                            _______________________

     All of the shares of common stock, par value $.01 per share (the "Common Stock"), of The Corporate Executive Board Company, a Delaware corporation (the "Corporate Executive Board" or the "Company"), offered hereby (the "Offering") are being offered by the Selling Stockholders named herein under "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Use of Proceeds."

     There is currently no public market for the Common Stock. It is currently estimated that the initial public offering price per share of Common Stock will be between $_____ and $_____. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for the listing of the Common Stock on the Nasdaq National Market under the symbol "EXBD."

                            _______________________

SEE "RISK FACTORS" BEGINNING ON PAGE ___ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            _______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================================
                                                                             Underwriting        Proceeds to
                                                             Price          Discounts and          Selling
                                                           to Public        Commissions(1)     Stockholders(2)
-------------------------------------------------------------------------------------------------------------------------
Per Share                                                      $                  $                 $
-------------------------------------------------------------------------------------------------------------------------
Total (3)                                                      $                  $                 $
=========================================================================================================================

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) The expenses of the Offering, other than Underwriting Discounts and Commissions, estimated to be approximately $1.3 million, will be paid by the Company.

(3) The Principal Selling Stockholder (as defined herein) has granted the Underwriters a 30-day option to purchase up to ________ additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders will be $_____, $_____, and $_____ respectively.

                              __________________

       The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that the shares of Common Stock offered hereby will be made available for delivery on or about ________________, 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001, or through the facilities of the Depository Trust Company.

================================================================================
SALOMON SMITH BARNEY
DONALDSON, LUFKIN & JENRETTE
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
GOLDMAN, SACHS & CO.

__________, 1998

                               [INSERT ARTWORK]



     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as general economic conditions, competition and other factors discussed elsewhere in this Prospectus.

                                  THE COMPANY

     The Corporate Executive Board is the leading provider of "best practices" research and analysis focusing on corporate strategy, operations and general management issues. The Company provides its research and analysis on an annual subscription basis to a membership of over 1,200 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's database. For each of the last three years, the Company's revenue renewal rate (defined as the percentage of prior year's contract value renewed) exceeded 90%. More than 60% of the Fortune 500 companies are members of the Corporate Executive Board.

     The Company's membership-based model is central to its business strategy. This model gives the Company access to the best business practices of its members and enables the Company to provide comprehensive analysis on leading-edge topics by leveraging the collective intellectual capital of its members. By participating in the Corporate Executive Board, members can learn about the best practices of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. The Company does not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their management practices. In general, the membership comprises the most progressive competitors in each industry sector, including American Express, British Airways, CitiCorp, Coca-Cola, Deutsche Bank, Hewlett-Packard, Merrill Lynch, Microsoft, Procter & Gamble and Unilever. No one customer accounted for more than 2% of revenues in any of the last three fiscal years. The Company does not know of any other entity that enables corporations to study a broad range of the best business practices of hundreds of other business enterprises for fixed annual subscription fees.

     The Company currently offers ten discrete subscription programs, each focusing on a single business constituency: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking. The Company has added three new subscription programs across the past 18 months and anticipates adding one to three new subscription programs per year for the foreseeable future. Each subscription program charges a separate fixed annual subscription fee and is served by a dedicated staff of analysts and researchers. Subscriptions are generally renewable on a 12-month basis, and the average price per subscription program at June 30, 1998 was approximately $26,000. In 1997, the Company published 19 best practices research studies, completed over 14,000 customized research briefs and provided executive education services to 950 member corporations reaching approximately 20,000 executive participants. The Company's 180 analysts and researchers have compiled a proprietary database of 140 best practices research studies and 20,000 customized research briefs containing over 100,000 profiles of corporate practices.

     The Corporate Executive Board's revenue has grown at a compound annual rate of 55% over the last three years. Because each subscription program provides its membership with standardized best practices research studies and executive education seminars, new members immediately add revenues while only incrementally increasing operating costs. The Company's growth strategy is to cross-sell additional subscription programs to existing members, to add new members and to develop new subscription programs.

     The Company's business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to the Company and spun-off to The Advisory Board Company's sole stockholder. On October 31, 1997, all of the outstanding shares of the Company were distributed as a dividend to the sole stockholder of The Advisory Board Company. The Advisory Board Company continues to provide best practices research and analysis to its member institutions in the health care sector. See "Certain Transactions Prior to the Offering -- Formation and Spin-Off of the Company" and "Certain Relationships and Transactions."

     The Company maintains executive offices in Washington, D.C. at the Watergate, 600 New Hampshire Avenue, N.W., Washington, D.C. 20037. Its telephone number is (202) 777-5000.

                                 THE OFFERING

Common Stock offered by the Selling
Stockholders......................................     _________ shares

Total Common Stock to be
outstanding after the Offering....................     _________ shares (1)

Use of proceeds...................................     The Company will not
                                                       directly receive any
                                                       proceeds from the sale of
                                                       the Common Stock pursuant
                                                       to the Offering. It is
                                                       expected that David G.
                                                       Bradley (the "Principal
                                                       Selling Stockholder")
                                                       will use approximately
                                                       $6.5 million of proceeds
                                                       to retire a promissory
                                                       note made by him in favor
                                                       of the Company.

Proposed Nasdaq symbol............................     "EXBD"

__________________
(1) Does not include _____ shares of Common Stock reserved for issuance under the Company's Incentive Plan (as defined herein), the 1998 Plan (as defined herein) and the Directors Plan (as defined herein), pursuant to which options to purchase an aggregate of ______ shares are outstanding with a weighted average exercise price of $____ per share.

                                  RISK FACTORS

     See "Risk Factors" beginning on page __ for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock.

                            SUMMARY FINANCIAL DATA

     The summary financial data presented below as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The summary financial data presented below as of December 31, 1993, 1994 and 1995 and as of March 31, 1998, and for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1997 and 1998, have been derived from the unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements of the Company. The unaudited financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The summary financial data presented below should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                                                  Three Months Ended
                                                                     Year Ended December 31,                             March 31,
                                                     --------------------------------------------------------     ---------------
                                                        1993        1994        1995         1996       1997       1997    1998
                                                     ----------    -------    --------     -------    -------     ------  -------
                                                                         (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA (1):
Revenues..........................................       $8,108    $10,384    $ 17,547     $27,283    $38,669     $8,794  $11,598

Costs and expenses:
   Cost of services...............................        4,713      7,698      10,849      15,078     20,036      4,366    5,323
   Member relations and marketing.................        2,259      2,807       5,275       6,677      8,106      1,667    2,352
   General and administrative.....................          778      1,147       2,589       3,832      5,660      1,787    1,468
   Depreciation...................................          108        249         233         452        722        150      177
   Stock option restructuring and
     repurchase (2)...............................           --         --       9,390       1,473      3,063      1,032      409
                                                     ----------    -------    --------     -------    -------     ------  -------

   Total costs and expenses.......................        7,858     11,901      28,336      27,512     37,587      9,002    9,729
                                                       --------    -------    --------     -------    -------     ------  -------

Income (loss) from operations (2).................          250     (1,517)    (10,789)       (229)     1,082       (208)   1,869

Interest income...................................           --         --          --          --        122         --      161
                                                       --------    -------    --------     -------    -------     ------  -------

Income (loss) before provision (benefit) for
 state income taxes...............................          250     (1,517)    (10,789)       (229)     1,204       (208)   2,030

Provision (benefit) for state income
  taxes (3).......................................           25       (151)     (1,076)        (23)       120        (20)     202
                                                       --------    -------    --------     ---------    -------     ------  -------

Net income (loss).................................       $  225    $(1,366)   $ (9,713)    $  (206)   $ 1,084     $ (188) $ 1,828
                                                       ========    =======    ========     =======    =======     ======  =======
Pro forma net income (loss) (3)...................       $  150    $  (910)   $ (6,473)    $  (137)   $   722     $ (125) $ 1,218
                                                       ========    =======    ========     =======    =======     ======  =======
Pro forma net income (loss) per share -
  basic (4).......................................        $0.21     $(1.25)     $(8.90)     $(0.19)     $0.99     $(0.17)   $1.68

Pro forma weighted average
  shares outstanding-basic (4)....................          727        727         727         727        727        727      727

BALANCE SHEET DATA:

                                                                                                                  As of March 31,
                                                                          As of December 31,                           1998
                                                  ------------------------------------------------------------  -------------------
                                                        1993         1994        1995         1996       1997     Actual      Pro
                                                        ----         ----        ----         ----       ----     ------     forma
                                                                                                                            (5) (6)
                                                                                                                            -------
                                                                            (In thousands, except per share amounts)
Cash and cash equivalents.........................       $   --    $    --       $    --      $    --   $ 8,937  $13,349    15,442
Working capital...................................        3,291      1,712        (3,530)      (4,645)   (5,005)  (3,698)   (4,296)
Total assets......................................        8,423     13,154        18,568       23,107    39,868   36,560    35,962
Deferred revenues.................................        3,952      9,578        15,382       21,696    31,474   29,784    29,784
Total stockholder's equity (deficit)..............        3,874      2,508        (7,205)      (7,411)   (5,042)  (4,108)   (6,763)


OTHER OPERATING DATA:

                                                 YEAR ENDED DECEMBER 31,
                                            ------------------------------
                                              1995       1996       1997
                                            -------    -------    --------
     Subscription programs(7)                    6          7         9
     Member institutions(7), (8)               772        973     1,114
     Total membership
      Subscriptions(7)                       1,140      1,486     1,833
     Average subscription programs
      per member (7)                          1.48       1.53      1.65
     Revenue renewal rate(9)                    91%        98%       91%

(1) The Statement of Operations Data does not reflect certain future charges that the Company expects to incur, of which approximately $2.0 million are expected to be recognized during the quarter in which the Offering occurs. Of the charges in such quarter, $1.9 million relate to the elimination of certain employment requirements contained in the Liquid Markets Agreements (as defined herein), and $0.1 million relate to a substitution of Company stock options for Advisory Board Company stock options that occurred at the time of the Spin-Off (as defined herein). See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

(2) The Company reflects charges relating to the Liquid Markets Agreements as stock option repurchase expenses over the required employment period. Furthermore, the terms of the stock option substitution effected at the Spin-Off resulted in compensation expense being charged for the intrinsic value of certain stock options. These charges are reflected as stock option restructuring expense over the vesting period of the options. Excluding these expenses related to the Company's options, Income (Loss) From Operations for 1993, 1994, 1995, 1996 and 1997 would have been $0.3 million, $(1.5) million, $(1.4) million, $1.3 million, and $4.1 million, respectively, and Income (Loss) From Operations for the three months ended March 31, 1997 and March 31, 1998 would have been $0.8 million and $2.3 million, respectively.

(3) The Company has elected to be taxed under subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), whereby the Principal Selling Stockholder (who prior to the Offering was the Company's sole stockholder) is liable for individual federal income taxes on the Company's taxable income. As the District of Columbia does not recognize S corporation status, the Company has been directly responsible for District of Columbia taxes. Effective as of the closing of the Offering, the Company will terminate its S corporation election and will be subject to corporate level federal income taxes. See "Certain Transactions Prior to the Offering -- S Corporation Distribution and Termination of S Corporation Status." Accordingly, the pro forma net income (loss) reflects an estimate of the income taxes that would have been recorded if the Company had been a C corporation for the periods presented. See Note 6 of Notes to Financial Statements.

(4) Basic pro forma net income (loss) per share is computed by dividing pro forma net income (loss) by the weighted average number of shares of common stock outstanding during the period. Fully diluted pro forma net income
     (loss) per share is the
     same as basic pro forma earnings per share for all periods except the year ended December 31, 1997 and the three months ended March 31, 1998. Fully diluted pro forma net income per share is $0.85 and $1.38 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. See Note 2 of Notes to Financial Statements.

(5) Pro forma to give effect to (1) the distribution of previously undistributed taxed or taxable earnings of approximately $3.2 million based on earnings through March 31, 1998, (2) termination of the Company's
     S corporation election and the adjustment of the Company's federal deferred income tax asset of approximately $3.8 million as of March 31, 1998,
     (3) the planned amendment of the Liquid Markets Agreements which eliminates future employment requirements as a condition for payment, resulting in an increase in the long-term option repurchase liability of $2.1 million as of March 31, 1998, (4) the retirement of a $6.5 million promissory note made by the Principal Selling Stockholder in favor of the Company, and (5) the payment of approximately $1.3 million in Offering expenses on behalf of the Selling Stockholders. See "Certain Transactions Prior to the Offering
     -- Stock Option Restructuring and Repurchase Charges."

(6) Does not include an adjustment for the distribution to be made to the Principal Selling Stockholder prior to the closing of the Offering equal to the estimated undistributed taxed or taxable earnings of the Company from April 1, 1998 through the closing of the Offering. See "Certain Transactions Prior to the Offering -- S Corporation Distribution and Termination of S Corporation Status."

(7)  At the end of the period.

(8) The Company's membership consists primarily of domestic and multinational corporations and secondarily of large subsidiaries of corporations and non-profit institutions.

(9) Revenue renewal rate is defined as the percentage of prior year contract value renewed, including price increases. A portion of the increase in the 1996 renewal rate is due to a price increase related to the introduction of on-site executive education services for certain subscription programs.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON RENEWALS OF MEMBERSHIP-BASED SERVICES

     All of the Company's revenues are derived from annual membership subscriptions for the Company's products and services. Accordingly, the Company's prospects depend on its ability to achieve and sustain high renewal rates on existing subscription programs and to enter into new membership arrangements. The Company's ability to secure membership renewals is dependent upon, among other things, its ability to deliver consistent, high-quality and timely research and analysis with respect to issues, developments and trends that members view as important. There can be no assurance that the Company will be able to sustain the necessary level of performance to achieve a high rate of membership renewals. Any inability to achieve high membership renewal rate levels would have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

SENIOR MANAGEMENT EXPERIENCE AND TRANSITION

     Although James J. McGonigle has managed the business of the Company as a division of The Advisory Board Company for approximately 3 years prior to the Spin-Off, he has no experience as a Chief Executive Officer of an independent corporation. In addition, the Company is actively seeking to hire a new Chief Financial Officer. Michael A. D'Amato, the Company's current Chief Financial Officer, does not expect to serve as an employee of the Company once the new Chief Financial Officer has been hired and a suitable transition period has elapsed, but Mr. D'Amato expects to continue as a director. Furthermore, Jeffrey
D. Zients, Chief Executive Officer of The Advisory Board Company, has been actively involved in the management of the Company and will continue as a director but will not be an officer of the Company after the closing of the Offering. See "Management -- Directors, Executive Officers and Key Employees." There can be no guarantee that the Company will be able to replace departing members of its senior management team. A failure by the Company to successfully transition its senior management or by the Company's senior management to effectively manage the business of the Company would have a material adverse effect on the Company's operating results.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends, in part, on the continued service of its key management, research, sales, product development and operations personnel and on its ability to continue to motivate and retain highly qualified employees. Accordingly, future operating results will depend upon the Company's ability to retain the services of these individuals. See "Business --
Employees" and "Management."

DEPENDENCE ON ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

     The Company's success will depend, in part, upon its ability to hire, train, motivate and retain a significant number of highly-skilled employees, particularly management, research analysts and sales and marketing staff. The Company has experienced, and expects to continue to experience, intense competition for professional personnel with other producers of research and analysis products and services and management consulting firms. Many of these firms have substantially greater financial resources than the Company to attract and compensate qualified personnel. There can be no assurance that the Company will be successful in attracting a sufficient number of highly-skilled employees in the future, or that it will be successful in training, motivating and retaining the employees it is able to hire. Any material inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

MANAGEMENT OF GROWTH

     The Company's growth may place a significant demand on its financial, operational and managerial resources. To manage any growth, the Company will have to continue to implement and enhance its operations and financial systems and augment, train and manage its personnel. There can be no assurance that the Company's systems, procedures or controls currently in place will be adequate to support any growth of the Company's operations or that the Company will be able to implement additional systems successfully and in a timely manner, if required. Any inability of the Company to manage its growth successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT

     The Company's future success will depend, in part, on its ability to develop new subscription programs that address specific industry and business organization sectors and the changing needs of its current and prospective members for information, analysis and advice. The process of internally researching, developing, launching and gaining client acceptance of new subscription programs is inherently risky. Delays or failures during development or implementation, or lack of market acceptance of new subscription programs, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that efforts to introduce new subscription programs will be successful. The Company's business, financial condition and results of operations would be materially adversely affected if it were unable to develop and introduce successful new subscription programs or to make enhancements to existing subscription programs in a timely manner in response to member requirements. See "Business -- Products and Services."

COMPETITION

     The Company has many competitors, including research and database companies, consulting firms, trade associations, nonprofit organizations and the internal planning and marketing staffs of current and prospective member organizations. The Company's competitors, many of which have substantially greater financial, information gathering and marketing resources than the Company, could choose to compete more directly against the Company in the future. Increased competition, direct and indirect, in one or more of the Company's market segments could adversely affect the Company's operating results through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully. See "Business -- Competition."

RISKS ASSOCIATED WITH ANTICIPATING MARKET TRENDS

     The Company's success depends, in part, upon its ability to anticipate rapidly changing market trends and to adapt its research and analysis to meet the changing information needs of its members. Certain of the industry and business sectors that the Company analyzes undergo frequent and often dramatic changes, including the introduction of new products and obsolescence of others, shifting strategies and market positions of major industry participants and changing objectives and expectations of users of members' products and services. The environment of rapid and continuous change presents significant challenges to the Company's ability to provide its members with current and timely research and analysis on issues of importance. Meeting these challenges requires the commitment of substantial resources. Any failure to continue to provide helpful and timely research and analysis of developments and trends in a manner that meets market needs would have a material adverse effect on the Company's business, financial condition and results of operations.

FINANCIAL INSTITUTION INDUSTRY CONSOLIDATION

     During 1997, approximately 56.4% of the Company's revenues were attributable to financial institution members. Substantial consolidation in the financial services industry has occurred over the last five years and is expected to continue. This consolidation has resulted and is expected to continue to result in a reduction in the number of the Company's financial institution members. Such a reduction could result in decreased membership revenues. No assurance can be given that the Company's results of operations will not be materially adversely affected by such consolidation.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results may fluctuate significantly in the future due to various factors, including the growth in and timing of new memberships, the timing of the development, introduction and marketing of new products and services, the timing of the hiring of research analysts and sales and marketing staff, changes in the spending patterns of the Company's members, the Company's accounts receivable collection experience, changes in market demand for research and analysis, foreign currency exchange rate fluctuations, competitive conditions in the industry and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO CONTENT

     As a publisher and distributor of original research and analysis and user of licensed third-party content, the Company faces potential liability for defamation, negligence, copyright and trademark infringement. Third party content includes information created or provided by information services organizations and consultants retained by the Company and may be delivered in writing, over the Internet, or orally to clients. There can be no assurance that the Company will not be involved in litigation, which can be expensive and time consuming, as a result of the creation or dissemination of such content. Any such litigation, whether or not resulting in a judgment requiring the payment of monetary damages, could have a material adverse affect on the Company's business, financial condition and results of operations.

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that, following the Offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company, representatives of the Selling Stockholders and the Representatives (as defined herein) of the Underwriters, and will not necessarily reflect the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock could experience significant fluctuations in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates or other actions by analysts and earnings or other announcements of the Company's members or competitors as well as other factors.

SHARES ELIGIBLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market following the Offering or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

     Immediately after the Offering, the Company will have outstanding ____ shares of Common Stock. The shares of Common Stock sold in the Offering will be freely transferable without restriction or further registration under the Securities Act except for any shares that are beneficially owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act (which sales will be subject to the timing, volume and manner of sale limitations of Rule 144). The _____ outstanding shares of Common Stock that will be held by the Selling Stockholders after the Offering (____ shares if the over-allotment option is exercised in full) are "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 under the Securities Act. See "Certain Transactions Prior to the Offering -- The Recapitalization," "Principal and Selling Stockholders" and "Certain Relationships and Transactions."

     The Company, its executive officers and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Smith Barney Inc. for a period of 180 days after the date of this Prospectus. Such restrictions will not affect the ability of the Company to grant stock options for Common Stock pursuant to the Incentive Plan, the 1998 Plan and the Directors Plan, or to issue Shares of Common Stock pursuant to the exercise of stock options currently outstanding or granted. See "Shares Eligible for Future Sale" and "Underwriting."

                  CERTAIN TRANSACTIONS PRIOR TO THE OFFERING

FORMATION AND SPIN-OFF OF THE COMPANY

     Prior to October 31, 1997, the Company's business was operated as a division of The Advisory Board Company. The Company was incorporated in the State of Delaware on September 11, 1997. On October 31, 1997: (i) the Company issued shares of common stock to The Advisory Board Company in consideration for the transfer to the Company by The Advisory Board Company of the assets and certain liabilities relating to the corporate-related business (the "Transferred Business") of The Advisory Board Company and (ii) The Advisory Board Company distributed all issued and outstanding shares of common stock of the Company to David G. Bradley, the sole stockholder of The Advisory Board Company (the "Spin-Off"). After the Spin-Off, The Advisory Board Company and the Company were separate corporations, each owned directly by David G. Bradley.

     The Spin-Off was consummated, among other things, (i) to permit management of each of the Company and The Advisory Board Company to focus on their respective strategic objectives and core business operations and (ii) to link more directly incentive and compensation arrangements for key employees of each entity with the operating results and performance of the respective entities.

     A Distribution Agreement, dated October 31, 1997, between The Advisory Board Company and the Company (the "Distribution Agreement") provided for the principal corporate transactions required to effect the Spin-Off. Among other things, the Distribution Agreement required the transfer and assignment to the Company of all assets and agreements (including Member Contracts (as defined in the Distribution Agreement)) relating to the Transferred Business and the assumption by the Company of liabilities, including all indebtedness relating to the Transferred Business.

     Pursuant to the Administrative Services Agreement (as defined herein) and the Vendor Contracts Agreement (as defined herein), The Advisory Board Company agreed to provide to the Company, for a one-year period after consummation of the Spin-Off, certain administrative services and certain vendor services. The Company has an option to extend each of these agreements for an additional year. Also executed in connection with the Spin-Off, the Member Contracts Agreement (as defined herein) effected the appointment of The Advisory Board Company as agent of the Company in taking administrative and accounting-related actions on behalf of the Company with respect to Member Contracts. The Member Contracts Agreement will be terminated as of the closing of the Offering. Pursuant to a Sublease Agreement (as defined herein), the Company also subleases its office space from The Advisory Board Company on terms consistent with the original lease agreement, subject to termination by The Advisory Board Company with at least six months written notice. The Company records costs associated with these agreements monthly as a payable to an affiliate, and expects to settle amounts owed on a quarterly basis. See "Certain Relationships and Transactions."

     The Company's financial statements present the accounts of the Company as if it had operated as a stand-alone entity, in accordance with the accounting rules prescribed for "carve-out" financial statements, for periods preceding the Spin-Off. For these periods, net funds contributed by the Company are treated as an affiliate receivable as cash flows were commingled in The Advisory Board Company accounts. This affiliate receivable was settled as part of the transfer of assets and liabilities at the Spin-Off pursuant to the Distribution Agreement.

S CORPORATION DISTRIBUTION AND TERMINATION OF S CORPORATION STATUS

     Prior to the closing of the Offering, the Company has been treated as an S corporation under the Code for federal and certain state income tax purposes. As a result, the Company's earnings were taxed for federal and certain state tax purposes directly to the Principal Selling Stockholder. Effective as of the closing of the Offering, the Company's status as an S corporation will be terminated and the Company will become subject to federal and state income taxes.

     Prior to the closing of the Offering, the Company will distribute to the Principal Selling Stockholder an amount equal to the estimated undistributed taxed or taxable earnings of the Company (the "S Corporation Distribution").

As of March 31, 1998, undistributed S corporation earnings approximated $3.2 million. The Company estimates that the actual amount of the S Corporation Distribution will be between $___ million and $___ million.

     In connection with the S Corporation Distribution, the Company and the Principal Selling Stockholder will enter into a cross-indemnification agreement pursuant to which the Company will indemnify the Principal Selling Stockholder and the Principal Selling Stockholder will indemnify the Company with respect to adverse tax effects resulting from the reallocation of income and expenses between S corporation and C corporation tax years.

THE RECAPITALIZATION

     The Company currently has two classes of common stock issued and outstanding, differing only as to voting rights. In order to facilitate the Offering, the Board of Directors and the Principal Selling Stockholder have approved the reclassification of the Company's two outstanding classes of common stock into shares of Common Stock (the "Reclassification"). The Principal Selling Stockholder has also approved a ___-for-1 stock split (the "Stock Split"), an increase in the authorized number of shares of Common Stock to 4,200,000 and the authorization of 420,000 shares of Preferred Stock (the "Authorized Share Increase"). The Reclassification, the Stock Split and the Authorized Share Increase are referred to herein as the "Recapitalization." As a result of the Recapitalization, the Company will have ______ outstanding shares of Common Stock as its only class of issued equity securities upon the closing of the Offering. All holders of the Common Stock will have the same rights and privileges. See "Description of Capital Stock."

STOCK OPTION RESTRUCTURING AND REPURCHASE CHARGES

     Beginning in 1995 and prior to the Spin-Off, The Advisory Board Company entered into agreements with certain employees to repurchase outstanding stock options at fixed amounts, subject to certain employment requirements (the "Liquid Markets Agreements"). The obligations associated with these agreements were transferred to the Company in the Spin-Off to the extent such obligations were attributable to employees of the Company. The cost of such agreements is being charged to compensation expense over required employment periods. The Company expects to eliminate future employment requirements and to recognize the balance of the compensation expense related to these agreements (approximately $1.9 million) during the quarter in which the Offering occurs. Furthermore, in connection with the Spin-Off, The Advisory Board Company executed substitution agreements with each of the employees of the Company participating in The Advisory Board Company's stock option plan. The substitution allowed for the exchange of Advisory Board Company options for Company options. The terms of this substitution resulted in compensation expense being charged for the intrinsic value of certain stock options over the vesting period. This compensation expense will result in non-cash charges in the amount of $504,000 in 1998, $382,000 in 1999, $382,000 in 2000 and $191,000 in 2001. Accordingly,
compensation expense of approximately $96,000 relating to the substitution of the stock options will be recognized during the quarter in which the Offering occurs.

NAME CHANGE

     On July __, 1998, the Company changed its name from The Corporate Advisory Board Company to The Corporate Executive Board Company.

                                USE OF PROCEEDS

     All of the shares of Common Stock being sold in the Offering are being sold by the Selling Stockholders. The Company will not directly receive any proceeds from the sale of the Common Stock pursuant to the Offering.

     The Principal Selling Stockholder has agreed to use a portion of the proceeds from the sale of the Common Stock pursuant to the Offering to repay a promissory note, in the principal amount of $6.5 million, made by the Principal Selling Stockholder in favor of the Company.

                                DIVIDEND POLICY

     Prior to the closing of the Offering, the Company paid dividends to the Principal Selling Stockholder. After the Offering, the Company does not anticipate declaring or paying dividends in the foreseeable future. The timing and amount of future dividends, if any, will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998 on an actual basis and pro forma to reflect the transactions set forth in note (1) hereto. The Company will not receive directly any of the proceeds from the Offering. See "Use of Proceeds" and "Principal and Selling Stockholders." This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                      MARCH 31, 1998
                                                                                      --------------
                                                                             ACTUAL                   PRO FORMA(1)
                                                                             ------                   ------------
                                                                      (dollars in thousands, except per share amounts)
Cash and cash equivalents....................................                 $13,349                 $
                                                                              =======                 ==========
Current stock option repurchase liability(2).................                 $ 3,059
                                                                              -------
     Total current liabilities...............................                 $ 3,059                 $
                                                                              =======                 ==========

Long-term stock option repurchase liability(2)...............                   2,752                 ----------
Preferred stock, par value $___ per share,
   ______ shares authorized, no shares issued and
    outstanding..............................................                 -------                 ----------
Class A voting common stock, par value $0.01 per share,
 1,000 shares authorized, 1,000 shares issued and
 outstanding (actual), no shares issued and outstanding
 (pro forma).................................................                      --
Class B non-voting common stock, par value $0.01 per
 share, 1,399,000 shares authorized, 726,000 shares
 issued and outstanding (actual), no shares issued and
 outstanding (pro forma).....................................                       7                 ----------
Common stock, par value $.01 per share, ______ shares
 authorized, no shares issued and outstanding (actual),
 ______  shares issued and outstanding (pro forma)...........
Additional paid-in capital...................................                   2,764
Deferred compensation........................................                  (1,303)
Accumulated deficit..........................................                  (5,576)
                                                                              -------                 ----------
     Total capitalization....................................                 $(1,356)                $
                                                                              ========                 ==========

__________
(1) Assumes the following transactions took place as of March 31, 1998: (i) the elimination of certain employment requirements contained in the Liquid Markets Agreements with certain employees relating to the repurchase of certain stock options prior to the Spin-Off; (ii) the S Corporation Distribution; (iii) the Recapitalization; (iv) payment of the expenses of the Offering; (v) receipt by the Company of proceeds from the retirement of a promissory note made by the Principal Selling Stockholder in favor of the Company; and (vi) the termination of the Company's S corporation election and the adjustment of the Company's federal deferred income tax asset. See "Certain Transactions Prior to the Offering -- S Corporation Distribution and Termination of S Corporation Status; -- The Recapitalization; and -- Stock Option Restructuring and Repurchase Charges."

(2) The Company has Liquid Markets Agreements with certain employees relating to the repurchase of certain stock options prior to the Spin-Off at fixed amounts subject to certain employment requirements. The amount due under these agreements during the next 12 months is classified as current stock option repurchase liability, and the amount due thereafter is classified as long-term stock option repurchase liability. See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

                            SELECTED FINANCIAL DATA

     The selected financial data presented below as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data presented below as of December 31, 1993, 1994 and 1995 and as of March 31, 1998, and for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1997 and 1998 have been derived from the unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements of the Company. The unaudited financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The selected financial data presented below should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.


                                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------------------
                                                       1993            1994            1995            1996           1997
                                                  -------------    -----------      ----------      ----------     ----------
                                                                     (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA (1):
Revenues..........................................       $8,108        $10,384        $ 17,547         $27,283         $38,669

Costs and expenses:
   Cost of services...............................        4,713          7,698          10,849          15,078          20,036
   Member relations and marketing.................        2,259          2,807           5,275           6,677           8,106
   General and administrative.....................          778          1,147           2,589           3,832           5,660
   Depreciation...................................          108            249             233             452             722
   Stock option restructuring and
     repurchase (2)...............................           --             --           9,390           1,473           3,063
                                                  -------------    -----------      ----------      ----------     -----------

   Total costs and expenses.......................        7,858         11,901          28,336          27,512          37,587
                                                 ---------------   ------------     ----------      ----------      -----------
Income (loss) from operations (2).................          250         (1,517)        (10,789)           (229)          1,082

Interest income...................................           --             --              --              --             122
                                                  -------------    -----------      ----------      ----------     -----------

Income (loss) before provision (benefit) for
 state income taxes...............................          250         (1,517)        (10,789)           (229)          1,204

Provision (benefit) for state income
  taxes (3).......................................           25           (151)         (1,076)            (23)            120
                                                  -------------    -----------      ----------      ----------     -----------

Net income (loss).................................       $  225        $(1,366)       $ (9,713)        $  (206)        $ 1,084
                                                  =============    ===========      ==========      ==========     ===========

Pro forma net income (loss) (3)...................       $  150        $  (910)       $ (6,473)        $  (137)        $   722
                                                  =============   ============     ============    ============    ===========

Pro forma net income (loss) per share -
  basic (4).......................................        $0.21         $(1.25)         $(8.90)         $(0.19)          $0.99

Pro forma weighted average
  shares outstanding-basic (4)....................          727            727             727             727             727

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                       ---------------------------
                                                           1997           1998
                                                       ------------   ------------
STATEMENT OF OPERATIONS DATA (1):
Revenues..........................................          $8,794         $11,598

Costs and expenses:
   Cost of services...............................           4,366           5,323
   Member relations and marketing.................           1,667           2,352
   General and administrative.....................           1,787           1,468
   Depreciation...................................             150             177
   Stock option restructuring and
     repurchase (2)...............................           1,032             409
                                                       ------------   ------------

   Total costs and expenses.......................           9,002           9,729
                                                        ----------     -----------
  Income (loss) from operations (2).................          (208)          1,869

Interest income...................................              --             161
                                                       ------------   ------------

Income (loss) before provision (benefit) for
 state income taxes...............................            (208)          2,030


Provision (benefit) for state income
  taxes (3).......................................             (20)            202
                                                       ------------   ------------

Net income (loss).................................          $ (188)        $ 1,828
                                                       ============   ============

Pro forma net income (loss) (3)...................          $ (125)        $ 1,218
                                                       ============   ============

Pro forma net income (loss) per share -
  basic (4) (unaudited)..........................           $(0.17)          $1.68

Pro forma weighted average
  shares outstanding-basic (4)....................             727             727

BALANCE SHEET DATA:
                                                                               As of December 31,
                                                    ------------------------------------------------------------------
                                                        1993         1994          1995         1996            1997
                                                    -----------   ----------    ----------    ----------      --------

                                                                  (In thousands, except per share amounts)
Cash and cash equivalents.........................           --          --           --            --        $ 8,937
Working capital...................................        3,291       1,712       (3,530)       (4,645)        (5,005)
Total assets......................................        8,423      13,154       18,568        23,107         39,868
Deferred revenues.................................        3,952       9,578       15,382        21,696         31,474
Total stockholder's equity (deficit)..............        3,874       2,508       (7,205)       (7,411)        (5,042)


                                                            As of March 31,
                                                                1998
                                                      --------------------------
                                                         Actual        Pro
                                                      ----------       forma
                                                                      (5) (6)
                                                                      -------
Cash and cash equivalents.........................       $13,349        $15,442
Working capital...................................        (3,698)        (4,296)
Total assets......................................        36,560         35,962
Deferred revenues.................................        29,784         29,784
Total stockholder's equity (deficit)..............        (4,108)        (6,763)

  OTHER OPERATING DATA:

                                       YEAR ENDED DECEMBER 31,
                                   ------------------------------
                                      1995       1996      1997
                                   ---------   -------   --------
    Subscription programs(7)             6        7           9
    Member institutions(7),(8)         772      973       1,114
    Total membership
     subscriptions(7)                1,140    1,486       1,833
    Average subscription programs
     per membership(7)                1.48     1.53        1.65
    Revenue renewal rate(9)             91%      98%         91%

(1) The Statement of Operations Data does not reflect certain future charges that the Company expects to incur, of which approximately $2.0 million are expected to be recognized during the quarter in which the Offering occurs. Of the charges in such quarter, $1.9 million relate to the elimination of certain employment requirements contained in the Liquid Markets Agreements and $0.1 million relate to a substitution of Company stock options for Advisory Board Company stock options that occurred at the time of the Spin-Off. See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

(2) The Company reflects charges relating to the Liquid Markets Agreements as stock option repurchase expenses over the required employment period. Furthermore, the terms of the stock option substitution effected at the Spin-Off resulted in compensation expense being charged for the intrinsic value of certain stock options. These changes are reflected as stock option restructuring expense over the vesting period of the options. Excluding these expenses related to the Company's options, Income (Loss) From Operations for 1993, 1994, 1995, 1996 and 1997 would have been $0.3 million, $(1.5) million, $(1.4) million, $1.3 million, and $4.1 million, respectively, and Income (Loss) From Operations for the three months ended March 31, 1997 and March 31, 1998 would have been $0.8 million and $2.3 million, respectively.

(3) The Company has elected to be taxed as an S Corporation under the Code whereby the Principal Selling Stockholder (who prior to the Offering was the Company's sole stockholder) is liable for individual federal income taxes on the Company's taxable income. As the District of Columbia does not recognize S corporation status, the Company has been directly responsible for District of Columbia taxes. Upon completion of the Offering, the Company will terminate its S corporation election and will be subject to corporate level federal income taxes. See "Certain Transactions Prior to the Offering -- S Corporation Distribution and Termination of S Corporation Status." Accordingly, the pro forma net income (loss) reflects an estimate of the income taxes that would have been recorded if the Company had been a C corporation for the periods presented. See Note 6 of Notes to Financial Statements.

(4) Basic pro forma net income (loss) per share is computed by dividing pro forma net income (loss) by the weighted average number of shares of common stock outstanding during the period. Fully diluted pro forma net income
     (loss) per share is the same as basic pro forma earnings per share for all periods except the year ended December 31, 1997 and the three months ended March 31, 1998. Fully diluted pro forma net income per share is $0.85 and $1.38 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. See Note 2 of Notes to Financial Statements.

(5) Pro forma to give effect to (1) the distribution of previously undistributed taxed or taxable earnings of approximately $3.2 million based on earnings through March 31, 1998, (2) termination of the Company's S corporation election and the adjustment of the Company's federal deferred income tax asset of approximately $3.8 million as of March 31, 1998, (3) the planned amendment of the Liquid Markets Agreements which eliminates future employment requirements as a condition for payment, resulting in an increase in the long-term option repurchase liability of $2.1 million as of March 31, 1998, (4) the retirement of a $6.5 million promissory note made by the Principal Selling Stockholder in favor of the Company, and (5) the payment of approximately $1.3 million in Offering expenses on behalf of the Selling Stockholders. See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

(6) Does not include an adjustment for the distribution to be made to the Principal Selling Stockholder prior to the closing of the Offering equal to the estimated undistributed taxed or taxable earnings of the Company from April 1, 1998 through the closing of the Offering. See "Certain Transactions Prior to the Offering -- S Corporation Distribution and Termination of S Corporation Status."

(7)  At the end of the period.

(8) The Company's membership consists primarily of domestic and multinational corporations and secondarily of large subsidiaries of corporations and non-profit institutions.

(9) Revenue renewal rate is defined as the percentage of prior year contract value renewed, including price increases. A portion of the increase in the 1996 renewal rate is due to a price increase related to the introduction of on-site executive education services for certain subscription programs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW

     The Corporate Executive Board is the leading provider of "best practices" research and analysis focusing on corporate strategy, operations and general management issues. The Company provides its research and analysis on an annual subscription basis to a membership of over 1,200 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's database.

     Management's discussion and analysis and the accompanying financial statements present the Company's results of operations as if it had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements. The Company operated as a division of The Advisory Board Company until October 31, 1997 when it was spun off to the sole shareholder of The Advisory Board Company. See "Certain Transactions Prior to the Offering -- Formation and Spin-Off of the Company."

     Subscription memberships, which are annually renewable contracts and generally payable by members at the beginning of the contract term, comprise 100% of the Company's revenues. Billings attributable to the Company's subscription programs are initially recorded as deferred membership fees and then recognized pro rata over the contract term.

     The Company has experienced revenue growth each year since its inception. Over the last three years, the Company's revenues have grown at a compound annual growth rate of 55.0% from $10.4 million in 1994 to $38.7 million in 1997. The Company's revenues were $8.8 million for the three months ended March 31, 1997 compared to $11.6 million for the three months ended March 31, 1998. The Company attributes this growth in revenue to an increase in the number of memberships, driven primarily by new sales for existing subscription programs, the introduction of new subscription programs and consistent renewal rates.

     One measure of the Company's business is its annualized "Contract Value," which the Company calculates as the aggregate annualized membership revenue attributed to all membership agreements in effect at a given point in time, without regard to the remaining duration of such agreements. The Company's experience is that a substantial portion of members renew subscriptions for an equal or higher level of total membership payments each year. Contract Value has grown at a compound annual growth rate of 49.1% over the past three fiscal years and was $47.7 million at December 31, 1997.

     The Company's operating expenses consist of cost of services, member relations and marketing, general and administrative expenses and depreciation. Cost of services represents the costs associated with the production and delivery of the Company's products and services, including compensation of research personnel and in-house faculty, the production of published materials, the organization of member meetings and all associated support services. Member relations and marketing expenses represent the costs of acquiring new members and renewing existing members and consist of compensation expenses (including sales commissions) travel and all associated support services. General and administrative expenses include the costs of human resources and recruiting, finance and accounting, management information systems, facilities management, new product development and other administrative functions of the Company.

     The Company has Liquid Markets Agreements with certain employees relating to the repurchase of certain options prior to the Spin-Off at fixed amounts subject to certain employment requirements. The Company reflects these charges as stock option repurchase expenses over the required employment period. In conjunction with the Spin-Off, The Advisory Board Company executed substitution agreements with each of the employees of the Company participating in The Advisory Board Company's stock option plan. The substitution allowed for the exchange of Advisory Board Company options for Company options. The terms of the substitution resulted in compensation expense being charged for the intrinsic value of certain options over the vesting period of the options, reflected as stock option restructuring expense. See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of total revenues for the periods indicated:



                                                                                           THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,               MARCH, 31
                                                      -------------------------------     ----------------------
Revenues:                                               1995        1996        1997         1997       1998
                                                      ---------    -------     ------     ----------  ---------
 Total revenues                                            100%       100%       100%           100%      100%
Costs and expenses:
 Cost of services...................................      61.8       55.2       51.8           49.7      45.9
 Member relations and marketing.....................      30.1       24.5       21.0           19.0      20.3
 General and administrative.........................      14.8       14.0       14.6           20.3      12.7
 Depreciation.......................................       1.3        1.7        1.9            1.7       1.5
 Stock option restructuring and
    repurchase......................................      53.5        5.4        7.9           11.7       3.5
Total costs and expenses............................     161.5      100.8       97.2          102.4      83.9
Income from operations..............................     (61.5)      (0.8)       2.8           (2.4)     16.1

THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997

     REVENUES. Total revenues increased 31.8% from $8.8 million for the three months ended March 31, 1997 to $11.6 million for the three months ended March 31, 1998. The increase in revenues is primarily attributable to increased sales of existing subscription programs, the introduction of two new subscription programs and consistent renewal rates.

     COST OF SERVICES. Cost of services decreased as a percentage of revenue from 49.7% for the three months ended March 31, 1997 to 45.9% for the three months ended March 31, 1998. This decrease is attributable to the fixed nature of the production costs of best practices research studies, as these costs are not materially affected by growth in the number of members. The absolute cost of these services increased 20.5% from $4.4 million for the three months ended March 31, 1997 to $5.3 million for the three months ended March 31, 1998. The increases were principally due to the addition of research teams related to the introduction of two new subscription programs and the increase in customized research briefs and executive education costs to service the growing member base for existing and new subscription programs.

     MEMBER RELATIONS AND MARKETING. Member relations and marketing costs increased as a percentage of total revenues from 19.0% for the three months ended March 31, 1997 to 20.3% for the three months ended March 31, 1998. This increase is attributable to the Company's efforts to increase the marketing staff to expand efforts for existing subscription programs and to prepare for the launch of two new subscription programs in 1998. The absolute dollar costs of member relations and marketing increased 41.2% from $1.7 million for the three months ended March 31, 1997 to $2.4 million for the three months ended March 31, 1998. The increases were primarily due to increases in personnel and related costs to expand marketing efforts on existing subscription programs, to support planned new product offerings and to provide a consistent level of member service to an expanding member base. The increases also were due to increased incentive compensation correlated with the growth in revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased as a percentage of revenue from 20.3% for the three months ended March 31, 1997 to 12.7% for the three months ended March 31, 1998. The absolute dollar costs for general and administrative expenses decreased 16.7% from $1.8 million for the three months ended March 31, 1997 to $1.5 million for the three months ended March 31, 1998. These decreases are primarily attributable to costs associated with the launch of new subscription programs and external costs of certain recruiting efforts incurred in the first quarter of 1997.

     DEPRECIATION. Depreciation expense remained consistent at $0.2 million for the three months periods ended March 31, 1997 and 1998.

     STOCK OPTION RESTRUCTURING AND REPURCHASE CHARGES. The Company recognized $1.0 million and $253,000 in compensation expense related to the Liquid Markets Agreements for the three months ended March 31, 1997 and 1998, respectively.
The Company expects to eliminate future employment requirements and to recognize the balance of the compensation expense related to these agreements, approximately $1.9 million, during the quarter in which the Offering occurs. Furthermore, in connection with the Spin-Off, The Advisory Board Company executed substitution agreements with each of the employees of the Company participating in The Advisory Board Company's stock option plan. The terms of this substitution resulted in compensation expense for the intrinsic value of certain stock options to be charged over the vesting period. Resulting compensation charges were $156,000 for the three months ended March 31, 1998. There were no charges related to the option substitution prior to the Spin-Off. See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

     REVENUES. Total revenues increased 56.0% from $17.5 million for the year ended December 31, 1995 to $27.3 million for the year ended December 31, 1996, and 41.8% to $38.7 million for the year ended December 31, 1997. The increase in revenues is primarily attributable to increased sales of existing subscription programs, the introduction of new subscription programs, consistent renewal rates and, to a lesser degree, price increases. A portion of the increase also is due to the introduction of on-site executive education services to existing members resulting in price increases in 1996. The Company introduced one new subscription program in 1996 and two new subscription programs in 1997.

     The Company's revenue renewal rate, defined as the percentage of prior year contract value renewed, including price increases, was 91%, 98%, and 91% for 1995, 1996, and 1997, respectively. A portion of the increase in the 1996 renewal rate is due to a price increase related to the introduction of on-site executive education services for certain subscription programs.

     COST OF SERVICES. Cost of services decreased as a percentage of revenue from 61.8% for the year ended December 31, 1995 to 55.2% for the year ended December 31, 1996, to 51.8% for the year ended December 31, 1997. This decrease is attributable to the fixed nature of the production costs of best practices research studies, as these costs are not materially affected by growth in the number of members. The absolute cost of these services increased 39.8% from $10.8 million for the year ended December 31, 1995 to $15.1 million for the year ended December 31, 1996, and 32.5% to $20.0 million for the year ended December 31, 1997. The increases were principally due to the addition of research teams related to the introduction of new subscription programs and the increase in customized research briefs and executive education costs to service the growing member base for existing and new subscription programs.

     MEMBER RELATIONS AND MARKETING. Member relations and marketing costs decreased as a percentage of total revenues from 30.1% for the year ended December 31, 1995 to 24.5% for the year ended December 31, 1996, to 21.0% for the year ended December 31, 1997. This decrease is largely attributable to the Company's ability to leverage marketing personnel to sell multiple subscription programs. The absolute dollar costs of member relations and marketing increased 26.4% from $5.3 million for the year ended December 31, 1995 to $6.7 million for the year ended December 31, 1996, and 20.9% to $8.1 million for the year ended December 31, 1997. The increases were primarily due to increases in personnel and related costs to market and support new subscription programs, increased marketing efforts for existing subscription programs and increased incentive compensation correlated to the growth in revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses remained relatively constant as a percentage of total revenues at 14.8% for the year ended December 31, 1995, 14.0% for the year ended December 31, 1996 and 14.6% for the year ended December 31, 1997. The absolute dollar costs for general and administrative expenses increased 46.2% from $2.6 million for the year ended December 31, 1995 to $3.8 million for the year ended December 31, 1996, and 50.0% to $5.7 million for the year ended December 31, 1997. The increases reflect investments in new product development, human resources and recruiting, management information systems and finance and accounting functions required to support the Company's growth.

     DEPRECIATION. Depreciation expense increased 94.0% from $233,000 for the year ended December 31, 1995 to $452,000 for the year ended December 31, 1996, and 59.7% to $722,000 for the year ended December 31, 1997. The increase was principally due to investments in computer equipment and software, office furnishings and physical space to support the growth in the business.

     STOCK OPTION RESTRUCTURING AND REPURCHASE CHARGES. The Company recognized $9.4 million, $1.5 million and $1.8 million in compensation expense related to the repurchase of certain stock options pursuant to the Liquid Markets Agreements for the years ended December 31, 1995, 1996 and 1997, respectively. The Company expects to recognize the balance of the compensation expense related to these agreements, approximately $1.9 million, during the quarter in which the Offering occurs. In addition, the Company recorded compensation charges resulting from the substitution of Company stock options for Advisory Board Company options as part of the Spin-Off, of $1.3 million in 1997, with $504,000 in charges scheduled in 1998, $382,000 in 1999, $382,000 in 2000 and $191,000 in
2001. See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

LIQUIDITY AND CAPITAL RESOURCES

     On October 31, 1997, the Company was a party to the Spin-Off transaction with The Advisory Board Company whereby the assets and certain liabilities relating to the corporate-related consulting business of The Advisory Board Company were transferred to the Company, a newly incorporated entity. See "Certain Transactions Prior to the Offering -- Formation and Spin-Off of the Company."

     The Company's financial statements present the accounts of the Company as if it had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements for periods preceding the Spin-Off on October 31, 1997. For these periods, net funds contributed by the Company were treated as an affiliate receivable as cash flows were commingled in The Advisory Board Company accounts. This affiliate receivable was settled as part of the transfer of assets and liabilities in the Spin-Off.

     The Company entered into certain agreements with The Advisory Board Company coincident with the Spin-Off. See "Certain Transactions Prior to the Offering -- Formation and Spin-Off of the Company" and "Certain Relationships and Transactions." The Company records costs associated with these agreements monthly as a payable to affiliate, and expects to pay amounts owed to The Advisory Board Company on a quarterly basis.

     The Company has financed its operations to date through funds generated from operations. Member subscriptions, which are annually renewable contracts and generally payable by members at the beginning of the contract term, comprise 100% of the Company's revenues. The combination of year-to-year revenue growth and payments in advance from members has historically resulted in positive cash generation from operations. The Company generated $1.4 million in cash from operating activities during 1995, $5.5 million in 1996, and $13.6 million in 1997. In the three months ended March 31, 1998, the Company generated $8.9 million in cash from operating activities.

     In 1997, the Company invested $11.8 million, of which $1.5 million was used for the purchase of property and equipment, $3.8 million was used for the purchase of marketable securities and $6.5 million was loaned to the Principal Selling Stockholder. The Company's investment policy allows for the investment of excess funds in short-term to intermediate-term federal government or investment grade obligations. In the first three months of 1998, the Company used $2.4 million to repurchase stock options and $206,000 for the purchase of marketable securities. See Note 9 of Notes to Financial Statements for further discussion regarding the option repurchase program.

     In the first three months of 1998, the Company distributed $1.1 million to the Principal Selling Stockholder primarily to pay income taxes on the Company's S corporation earnings.

     The Company holds a promissory note in the amount of $6.5 million from the Principal Selling Stockholder. The note bears interest at a rate of 7% payable semiannually. The principal is payable on October 31, 2007. The note is collateralized by assets of the Principal Selling Stockholder. The Principal Selling Stockholder has agreed to repay this note from the proceeds of the Offering.

     As of March 31, 1998, the Company had cash and cash equivalents of $13.3 million. Management expects that its current cash balances and cash flows from operations will satisfy working capital, financing activities and capital expenditure requirements for the foreseeable future.

     In addition, the Company will distribute an amount to the Principal Selling Stockholder equal to the estimated undistributed earnings of the Company of approximately $3.2 million through March 31, 1998. The estimated distribution through March 31, 1998 does not include the amount to be distributed for earnings from April 1, 1998 through closing of the Offering. These distributions will be paid out of the Company's cash balances. See "Certain Transactions Prior to the Offering -- S Corporation Distribution and Termination of S Corporation Status."

     The Company has certain commitments related to the relocation of its office facilities. The Company estimates that it will incur approximately $2.6 million and $4.0 million in leasehold improvements and related costs in 1998 and 1999, respectively. The Company has entered into a $1.3 million Letter of Credit Agreement with a commercial bank to provide a security deposit for the office space lease, expiring on June 23, 2003. The Letter of Credit Agreement is collateralized by the Company's cash, accounts receivable and physical property.

     The Company has Liquid Markets Agreements with certain employees relating to the repurchase of certain stock options prior to the Spin-Off at fixed amounts. The Company paid $2.4 million related to these agreements in the first quarter of 1998, and is obligated to pay $3.0 million during the remainder of 1998, $1.7 million in 1999, and $3.1 million in 2000. See "Certain Transactions Prior to the Offering -- Stock Option Restructuring and Repurchase Charges."

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company adopted both of these standards during the three months ended March 31, 1998.

     SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income," to be reported in the financial statements and/or notes thereto. As the Company does not currently have any components of "other comprehensive income," reported net income is the same as "total comprehensive income" for the three months ended March 31, 1997 and 1998.

     SFAS No. 131 requires entities to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim reporting purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, such adoption will not impact the Company's results of operations or financial position, since it relates only to disclosures.

     Management of the Company is taking steps to assess the nature and extent of the impact of Year 2000 on its systems and applications. While management has not yet finalized its analysis, it does not expect that the costs to make its systems Year 2000-compliant will have a material adverse effect on its results of operations or financial position. Such costs will be expensed as incurred.

                                   BUSINESS

OVERVIEW

     The Corporate Executive Board is the leading provider of "best practices" research and analysis focusing on corporate strategy, operations and general management issues. The Company provides its research and analysis on an annual subscription basis to a membership of over 1,200 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's database. For each of the last three years, the Company's revenue renewal rate (defined as the percentage of prior year's contract value renewed) exceeded 90%. More than 60% of the Fortune 500 companies are members of the Corporate Executive Board.

     The Company's membership-based model is central to its business strategy. This model gives the Company access to the best business practices of its members and enables the Company to provide comprehensive analysis on leading-edge topics by leveraging the collective intellectual capital of its members. By participating in the Corporate Executive Board, members can learn about the best practices of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. The Company does not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their management practices. In general, the membership comprises the most progressive competitors in each industry sector, including American Express, British Airways, CitiCorp, Coca-Cola, Deutsche Bank, Hewlett-Packard, Merrill Lynch, Microsoft, Procter & Gamble and Unilever. No one customer accounted for more than 2% of revenues in any of the last three fiscal years. The Company believes that there is no other entity that enables corporations to study a broad range of the best practices of hundreds of other business enterprises for fixed annual subscription fees.

     The Company currently offers ten discrete subscription programs, each focusing on a single business constituency: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking. The Company has added three new subscription programs across the past 18 months and anticipates adding one to three new subscription programs per year for the foreseeable future. Each subscription program charges a separate fixed annual subscription fee and is served by a dedicated staff of analysts and researchers. Subscriptions are generally renewable on a 12-month basis, and the average price per subscription program at June 30, 1998 was approximately $26,000. In 1997, the Company published 19 best practices research studies, completed over 14,000 customized research briefs and provided executive education services to 950 member corporations reaching approximately 20,000 executive participants. The Company's 180 analysts and researchers have compiled a proprietary database of 140 best practices research studies and 20,000 customized research briefs containing over 100,000 profiles of corporate practices.

     The Corporate Executive Board's revenue has grown at a compound annual rate of 55% over the last three years. Because each subscription program provides its membership with standardized best practices research studies and executive education seminars, new members immediately add revenues while only incrementally increasing operating costs. The Company's growth strategy is to cross-sell additional subscription programs to existing members, to add new members and to develop new subscription programs.

INDUSTRY BACKGROUND

     Corporations today are experiencing greater competitive demands and facing increasingly complex strategic and operational issues. The globalization of the economy, the transformation from an industrial era to an information age and the accelerating pace of technological change are dramatically altering the business environment. In response to these trends, companies are exploring new business strategies as well as reevaluating the performance of functional areas within their organizations in order to maintain their competitive edge. The pace of change is driving a greater interest in gaining access to leading management practices and solutions to common business problems on a cross-industry basis.

     Capitalizing on the growing demand for information on business and management issues, the professional information services industry has experienced significant growth over the past few years. Industry participants have approached the market for business-focused information by offering a variety of products and services, including market research, strategic planning, implementation services and educational programs. Services also differ by the level of engagement, with some offering project-driven or long-term consulting contracts, and others providing continuous research publishing. Within this broad industry, management consulting and training and development have emerged as key segments, representing $50 billion and $59 billion in 1997 revenues, respectively. Other entities, such as trade associations, non-profit think-tanks and research and database companies, also offer research, consulting and education services.

     The Corporate Executive Board offers a unique approach that combines many of the benefits of general management consulting and training and development firms. As to major business issues (such as managing growth, cost reengineering, outsourcing and strategy development), the Company's research and analysis covers the identical intellectual terrain of general management consulting. The distinction is that the Corporate Executive Board provides the same, standardized product to the whole of its membership at a fraction of the cost of consulting services. In common with training and development firms, the Company offers education services both on-site at member institutions and in large multi-company settings. Unlike training and development firms, which typically invest only periodically in new curriculum development, the Corporate Executive Board's curriculum is constantly updated by its best practices research organization. A further distinction is the seniority and breadth of the audience, with the Company briefing executive and senior management staff across a broad range of industry and functional areas. Because of this unique approach to the market, the Company believes that it offers its customers a superior value proposition.

BUSINESS STRATEGY

     The Company's goal is to research and analyze the most pertinent and timely strategic and operational issues facing its membership, and to distribute the results of this analysis to its membership in the most efficient, effective, and helpful manner. The Company's membership model allows it to draw upon a large and growing universe of issues and solutions of relevance to today's leading corporations. The Company actively engages its membership to help focus its research on the challenges of the current business environment and to maintain and enhance its position as the leading provider of best practices research and analysis.

     . MAINTAIN MEMBERSHIP-BASED MODEL. The Company believes that the membership-based model is key to its success and continually strives to increase the ties between its members and the Corporate Executive Board. The Company encourages members to view the Corporate Executive Board as their proprietary off-site research facility. The Company's fixed-fee economic model promotes frequent use of the Company's products and services. The Company believes that member satisfaction grows as members access more of the Company's services, and that the growing roster of satisfied members validates the Company's business model and induces new members to join the Corporate Executive Board.

     . FOCUS ON BEST PRACTICES RESEARCH. The focus of the Company's work is research on best demonstrated business and management practices. Many large corporations believe that there are "economies of intellect" in business that can be realized by learning from the experiences of similar entities facing common business problems.

          The Company believes that there will be a continuing desire on the part of progressive corporations to access evolving solutions to these common business problems. The Company's success to date has uniquely positioned it as the leading source for identifying, studying, evaluating and communicating these evolving solutions.

     . CONTINUE RESEARCH AND ANALYSIS EXCELLENCE. The quality of its research and analysis has driven the success of the Corporate Executive Board. The Company regularly interacts with senior executives at member institutions to identify the most important strategic and operational issues for research and analysis. Experienced program directors are responsible for assuring that the Company's research methodology is applied to all studies and that research quality is maintained across all subscription programs. The Company is highly selective in its hiring, recruiting only the top graduates of the leading universities and graduate schools. Furthermore, the Company emphasizes continual training of all employees in key areas, including industry analysis, economics, quantitative modeling, root-cause analysis and presentation skills. The Company currently employs over 180 analysts and researchers.

     . LEVERAGE ECONOMIC MODEL. All of the Company's revenues are derived from annual fees for each subscription program. Most of the Company's costs of delivering its products and services in each subscription program are fixed and do not vary with the number of subscribers.
          The Company expects to increase revenues and improve operating margins as it adds new members to each subscription program.

GROWTH STRATEGY

     The Company believes that demand for its services will continue to grow, as even the most prestigious corporations recognize the need to improve their performance and seek access to other companies' solutions to common corporate problems. The Company's growth strategy centers on leveraging the formula that it has developed across the past decade by cross-selling subscription programs to existing members, adding new members and developing new subscription programs.

     . CROSS-SELL ADDITIONAL SUBSCRIPTION PROGRAMS TO EXISTING MEMBERS. On average, members currently participate in 1.6 subscription programs. Corporations that have been members for three or more years currently participate in an average of 2.6 subscription programs. The Company is actively cross-selling additional programs to its members and believes that most members are potential participants in approximately four to five of its current subscription programs. As the Company develops new subscription programs, cross-selling opportunities will increase.

     . ADD NEW MEMBERS. The Company has targeted 1,300 additional institutions worldwide in its current core market, including corporations with revenues greater than $500 million and financial institutions with assets in excess of $1 billion. In 1997, the Company added 332 new member institutions.

     . DEVELOP NEW SUBSCRIPTION PROGRAMS. The Company currently offers subscription programs covering ten business constituencies: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking. The Company has added three new subscription programs in the past 18 months and has thus far identified 50 additional potential business constituencies that may be suitable for subscription programs in the future.

THE MEMBERSHIP

     The Company's membership-based model is central to its business strategy. This model gives the Company access to the best demonstrated practices of its members and enables the Company to provide comprehensive analysis on leading-edge topics by leveraging the collective intellectual capital of its members. By participating in the Corporate Executive Board, members can learn about the best practices of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. The Company does not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their best business practices. The Company believes that there is no other entity that enables corporations to study a broad range of the best business practices of hundreds of other business enterprises for fixed annual subscription fees.

     The Company regularly interacts with senior executives at member institutions to identify the most important strategic and operational issues for research and analysis and continually strives to increase the ties between its members and the Corporate Executive Board. The Company's products and services are available exclusively to members. The Company's fixed-fee economic model promotes frequent use of the Company's products and services. The Company encourages members to view the Corporate Executive Board as their proprietary off-site research facility. The Corporate Executive Board believes that member satisfaction grows as members access more of the Company's services, and that the growing roster of satisfied members validates the Company's business model and induces new members to join the Corporate Executive Board.

     More than 60% of the Fortune 500 companies are members of the Corporate Executive Board. At June 30, 1998, the Corporate Executive Board included 1,280 members. The membership includes some of the largest and most progressive competitors in each sector. Some of the leading institutions in the membership are identified in the following table:

CHEMICALS                                  CONSUMER PRODUCTS                                ENERGY
Bayer AG                                   Anheuser-Busch Companies, Inc.                   British Gas plc
The Dow Chemical Company                   Cadbury Schweppes p.l.c.                         The British Petroleum Company p.l.c.
Eastman Chemical Company                   The Coca-Cola Company                            Enron Corporation
E.I. du Pont de Nemours & Co.              The Gillette Company                             Mobil Corporation
Imperial Chemical Industries plc           NIKE, Inc.                                       PacifiCorp
Monsanto Company                           The Procter & Gamble Company                     Shell Oil Company
                                           RJR Nabisco Holdings Corp.                       Texaco Inc.
                                           Unilever plc                                     TransCanada Pipelines Limited

FINANCIAL SERVICES                         INSURANCE                                        MANUFACTURING
American Express Company                   Aetna Inc.                                       ABB Asea Brown Boveri Pty. Ltd.
Barclays Bank plc                          The Allstate Corporation                         The Boeing Company
Charles Schwab & Co., Inc.                 CIGNA Corp.                                      Ford Motor Company
The Chase Manhattan Corporation            John Hancock Mutual Life Insurance Company       General Electric Company
Citicorp                                   New York Life Insurance Company                  Lockheed Martin Corporation
Deutsche Bank AG                           The Prudential Insurance Company of America      Minnesota Mining & Manufacturing Company
Fidelity Investment Co.                    State Farm Mutual Automobile Insurance           Philips Electronics NV
Merrill Lynch and Co., Inc.                 Company                                         Siemens AG
                                           The Travelers Group

MEDIA AND PUBLISHING                       RETAIL                                           TECHNOLOGY
British Sky Broadcasting Group plc         Best Buy Co., Inc.                               America Online Inc.
Comcast Corporation                        The Gap, Inc.                                    Compaq Computer Corporation
Dow Jones & Company, Inc.                  The Home Depot, Inc.                             Dell Computer Corp.
The McGraw-Hill Companies                  The Limited, Inc.                                Electronic Data Systems Corp.
                                           L.L. Bean, Inc.                                  Hewlett-Packard Company
                                           McDonald's Corporation
                                           Sears Roebuck and Co.

The New York Times Company                 Starbucks Coffee Company                         Intel Corporation
The Thomson Corporation                                                                     Microsoft Corp.
Time Warner, Inc.                                                                           SAP AG
The Washington Post Company                                                                 Sun Microsystems, Inc.

TELECOMMUNICATIONS                         INSTITUTIONAL
AT&T Corporation                           Central Intelligence Agency
Bell Atlantic Corporation                  Department of Energy
Bell Canada                                Department of Treasury
Bell South Corporation                     Duke University
British Telecommunications plc             Harvard University
GTE Corporation                            National Security Agency
Lucent Technologies Inc.                   Stanford University
Nokia Group                                University of Virginia
US WEST Inc.
WorldCom, Inc.

     Memberships are renewable annually. The following table sets forth information with respect to members, subscriptions and renewals for the periods shown:

                                                                           YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------
                                                             1995                    1996                    1997
                                                         ------------           -------------           ------------
Subscription programs(1)                                            6                       7                       9
Member institutions(1),(2)                                        772                     973                   1,114
Total membership subscriptions(1)                               1,140                   1,486                   1,833
Average subscription programs per member                         1.48                    1.53                    1.65
 institution(1)
Revenue renewal rate(3)                                            91%                     98%                     91%

___________
          (1)  At the end of the period.
          (2) The Company's membership consists primarily of domestic and multinational corporations and secondarily of large subsidiaries of corporations and non-profit institutions.
          (3) Revenue renewal rate is defined as the percentage of prior year contract value renewed, including price increases. A portion of the increase in the 1996 renewal rate is due to a price increase related to the introduction of on-site executive services for certain subscription programs.

PRODUCTS AND SERVICES

     GENERAL

     The Corporate Executive Board's research products and services are renewable, membership-based subscription programs that focus on identifying, analyzing and describing best demonstrated management practices. In 1997, the Company published 19 best practices research studies, delivered over 14,000 customized research briefs and provided executive education services to 950 member corporations reaching approximately 20,000 executive participants.
In general, the research focuses primarily on identifying best demonstrated management practices, and secondarily on critiquing widely-followed but ineffective practices. The Company's staff of 180 analysts and researchers conducted over 40,000 company interviews in 1997, focusing on a large number of substantive areas, including compensation, employee relations, training, finance, cost management, performance metrics, risk management, marketing, sales, new product development and strategic alliances. The Corporate Executive Board believes that it adds value by focusing the attention of senior management on important issues and providing an unbiased, objective analysis of best practices for dealing with those issues currently employed by the most successful corporations in the world.

     The Corporate Executive Board's research programs offer a cost-effective, time-efficient opportunity for senior executives to learn from the practices and experiences of other corporations from around the world. Member institutions can participate in one of the Company's subscription programs for a fraction of the cost of proceeding independently either through an internal research effort or through engagement of the services of a management consulting firm.

     Each subscription program is guided by a 12- to 18-month agenda. Each subscription program has a research director who is responsible for applying the Company's research methodology to produce best practices studies and for maintaining research quality across all subscription program services. Using fax polls, steering sessions and one-on-one interviews, the subscription program's director works closely with the membership to identify agenda topics of shared interest and to set the subscription program's research priorities. Each subscription program is staffed by a dedicated team of researchers, analysts and instructors who collectively research and write the best practices studies, complete the customized research briefs and present the findings to the membership.

     The Company currently offers ten subscription programs, each targeting a specific senior executive constituency within a corporate headquarters function or vertical market segment: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking.

     The following table describes the Company's current subscription programs:

     SUBSCRIPTION             YEAR                                  PRIMARY EXECUTIVE
     PROGRAM NAME           INTRODUCED        RESEARCH FOCUS           CONSTITUENCY             MEMBERSHIP BASE
     --------------         ----------        --------------           ------------             ---------------
Working Council for         1998              Finance               Chief financial officers    Corporations across all
 Chief Financial                                                                                industries
 Officers

Working Council for         1997              Sales                 Senior sales executives     Corporations across all
 Sales Executives                                                                               industries

Working Council for         1997              Information           Chief information           Corporations across all
 Chief Information                            technology            officers                    industries
 Officers

Corporate Strategy          1996              Corporate strategy    Senior corporate            Corporations across all
 Board                                                              strategists                 industries

Corporate Leadership        1993              Human resources       Senior human resources      Corporations across all
 Council                                                            executives                  industries

Operations Council          1992              Bank operations       Senior Vice Presidents      Commercial banks
                                                                    of bank operations

Insurance Advisory          1991              Insurance             Senior marketing            Insurance providers
 Board                                                              executives

The VIP Forum               1989              Trust and private     Executives in marketing     Brokerage houses,
                                              banking               and line management         commercial, trust and
                                                                                                private banks, mutual
                                                                                                fund companies

Business Banking Board      1986              Business banking      Executive Vice              Commercial banks and
                                                                    Presidents of commercial    nonbank lenders
                                                                    banking

Council on Financial        1983              Retail banking         Executives in line         Commercial banks,
Competition                                                          management, marketing      consumer credit lenders
                                                                     and brand management

     The Company's subscription programs provide members an integrated set of products and services for a single annual fee. Each program provides its members with (i) best practices research studies, (ii) executive education services,
(iii) customized research briefs and (iv) on-line access to the program's proprietary research database. A description of each service follows:

     BEST PRACTICES RESEARCH STUDIES

     Each subscription program generally publishes three to five best practices research studies annually, each addressing a specific corporate issue or problem identified in the research agenda. Each best practices study is designed to present the conclusions and supporting best practices in a graphical format, enabling the intended audience to quickly scan and assimilate the 100 to 300 pages of research content. Each report is created using the Company's structured research methodology: topic selection, root cause analysis, secondary research, primary interviewing, analysis of findings and report writing. Each program director can call upon the support of the Chief Research Officer and his staff to provide assistance in framing arguments, screening best practices and editing studies and their derivative executive education curriculum content.

     In the course of researching a best practices study topic, the research team typically will review thousands of pages of business and academic literature to ground their understanding of the issues. They then will initiate the research process to identify progressive management practices or evaluate specific business strategies, typically conducting hundreds of in-depth interviews with corporations, industry experts, management consultants and academic leaders. During the course of its research, a team generally analyzes and evaluates dozens of specific management practices in an attempt to isolate the 8 to 15 most important practices worthy of potential implementation by members, separating out demonstrated and proven business practices and disposing of those concepts, whether popular or conventional, that largely have failed.

     Each best practices study comprises two principal elements--the essay and the best practices. The essay consists of a series of observations and supporting evidence that frames the problems or business issues, helping communicate the need for change or action to the membership at large. Each study typically contains 8 to 15 best practices, and each best practice generally features a 12- to 20-page case study of narrative text, graphics and supporting analytical detail describing how the best practice works, how it was implemented and the best practice's costs and benefits. In many cases, the Company assigns pseudonyms to protect the confidentiality of proprietary information outlined in a best practice. Consistent application of the Company's research methodology across all subscription programs enables the Company to increase the number of its subscription programs while maintaining research quality.

     The following table lists selected agenda topics for each of the Company's ten research programs:

 PROGRAM NAME                                    PUBLISHED OR PLANNED BEST PRACTICES REPORT TITLES
 ------------                        -----------------------------------------------------------------------
Working Council for            Motivating and Rewarding        Models for Effective               Corporate Performance
Chief Financial                Growth: Finance's Role in       CEO-CFO Working                    Metrics: Evolving
Officers                       Supporting Growth               Partnerships                       Measurement Systems at
                                                                                                  First-Tier Companies

Working Council for            Customer Integration:           Perfecting the Sales               Existing Customer Strategy:
Sales Executives               Models, Lessons and Best        Channel: Economics and             Innovations in Customer
                               Practices for Maximizing        Impact of the New                  Service, Retention and
                               Relationships                   Electronic Marketplace             Recovery

Working Council for            Far From the Ground:            Creating Business                  Quest for Customer Contact:
Chief Information              Strategies for                  Advantage: Models for              Case Studies in IT-Enabled
Officers                       Attracting IT Talent in         Partnering with the Line           Needs Identification
                               a Perfecting Labor
                               Market

Corporate Strategy Board       Unbroken Growth:                Stall Points: Barriers to          Strategy Development
                               Salient Insights from           Growth for the Large               Excellence: Frontier
                               Inaugural Research              Corporate Enterprise               Practices of the World's
                                                                                                  Great Strategic Planning
                                                                                                  Departments

Corporate Leadership           Forced Outside:                 Heart of the Enterprise:           Recruiting Excellence:
Council                        Leadership Talent               Core Competencies and the          Emerging Practices and
                               Sourcing and Retention          Renaissance of the Large           Organization Structures
                                                               Corporation

Operations Council             Retail Teleservicing:           Item Processing: Strategies        Retail Lockbox:  Achieving
                               Achieving Operational           for Continuing                     Operational Excellence in
                               Excellence in Financial         Cost-Reduction in Check            Scannable Remittance
                               Services Call Centers           Processing Operations              Processing

Insurance Advisory Board       The "Retail" Revolution:        The New Gold Standard:             To Wake the Sleeping Giant:
                               Retirement Services in          Restoring Profitability            Insurance Distribution in
                               an Era of Self-Reliance         Through Customer Value             an Open Market
                                                               Management

Business Banking Board         Escaping the Commodity          Cleared for Takeoff:               Charting a New Course:
                               Trap: Strategies for            Matching Strategy to               Forging the Value-Focused
                               Competing in an                 Customer Needs                     Middle Market Bank
                               Economically Rational
                               Market

The VIP Forum                  The Future of Advice:           Beyond Customer                    The "Retail" Revolution:
                               World-Class Strategies          Satisfaction:  A                   Retirement Services in an
                               for Serving the "New            Quantitative Analysis of           Era of Self-Reliance
                               Investor"                       Satisfaction in the
                                                               Affluent Market

Council on Financial           Present at the Creation:        Financial Innovation Around        Traveling by Daylight:
Competition                    Redefining Competitive          the World:  1997 Review of         Using Profitability
                               Advantage Through               New Retail Products                Information to Guide the
                               Data-Driven Marketing                                              Retail Financial Institution
                               and Management

     EXECUTIVE EDUCATION

     The Company's executive education curriculum, which is based on its proprietary best practices research, is provided to member companies worldwide. The Company delivers executive education services through two primary channels-- general membership meetings and tailored on-site seminars. The Company's executive education provides lively, interactive forums for reinforcing the Company's textual best practices research studies.

     In 1997, the Company delivered executive education services to 950 member companies, reaching approximately 20,000 executive participants. Each subscription program hosts a series of general membership meetings, where the most important research findings from the annual agenda are presented to groups of 20 to 200 members. In 1997, the Company hosted 48 member meetings in North America, Europe and Australia/Asia.

     As an example, the following table sets forth the 1998 schedule of general membership meetings to be hosted by the Corporate Leadership Council, the Company's human resources subscription program. Each subscription program hosts similar general membership meetings.

     MEETING DATE                       MEETING LOCATION                         TARGET AUDIENCE
     ------------                       ----------------                         ---------------
February 16                        Sydney, Australia                       HR Executives
February 17                        Sydney, Australia                       HR Staff & Line Managers
April 17                           New York, NY                            HR Staff & Line Managers
May 14-15                          Washington, DC                          HR Executives
September 14-15                    Washington, DC                          HR Executives
October 8-9                        Washington, DC                          HR Executives
October 13-14                      San Francisco, CA                       HR Executives

October 19                         Atlanta, GA                             HR Staff & Line Managers
October 23                         New York, NY                            HR Staff & Line Managers
October 26-27                      Washington, D.C.                        HR Executives
November 2                         Toronto, Canada                         HR Staff & Line Managers
November 6                         Chicago, IL                             HR Staff & Line Managers
November 9-10                      Washington, D.C.                        HR Executives
November 13                        London, England                         HR Staff & Line Managers
November 16-17                     London, England                         HR Executives
November 23-24                     Washington, D.C.                        HR Executives
December 10-11                     Washington, D.C.                        HR Executives

     Certain subscription programs also provide on-site executive education seminars as part of their membership services. Once a year, those members entitled to an on-site seminar can schedule a Corporate Executive Board faculty member to travel to their corporation to deliver an executive education module, typically a one- to three-hour lecture, case study or facilitated working group discussion, of the member's choice. In 1997, the Company conducted 872 on-site seminars at member corporations.

     The Corporate Executive Board deploys a staff of 14 full-time and part-time faculty who conduct the on-site education seminars. The library of executive education modules is updated throughout the year as new best practices research is translated into executive education content.

     As an example, the following table sets forth certain information regarding current executive education modules available for on-site seminars to members of the Corporate Leadership Council. Those subscription programs offering on-site education provide similar executive education modules.

                          MODULE                                              TARGET AUDIENCE
                          ------                                              ---------------
Role of Human Resources in the New Corporate Headquarters   HR Management Teams

Workforce Management Structures of the New "Employers of    Line Managers
Choice"

Core Competencies and the Renaissance of the Large          HR Executives & Line Staff
Corporation

Revolutionizing Transactional Service Delivery              HR Managers

Leadership Shortage Across the Spectrum                     HR Management Teams

Accelerating the Development of Rising Leaders              HR Executives, Executive Development
                                                            & Succession Planning Teams

Leadership Talent Sourcing and Retention                    Recruiting and Staffing Teams

     CUSTOMIZED RESEARCH BRIEFS

     Members of subscription programs may assign short-answer, customized research requests. Individual briefs can take the form of a literature search, vendor profile, data retrieval or original primary and secondary research, depending upon the need of the requesting member. Each member is assigned a dedicated research manager who assists members in establishing the appropriate parameters and scope for the research effort. In 1997, the Company completed over 14,000 customized assignments on behalf of over 1,000 requesting members.

     Once initiated, each research effort takes an average of eight days to complete, depending on the depth of the information request, the type of research product desired and the time requirements of the member. Researchers typically begin their inquiry with a review of the Company's proprietary research archives and then conduct a broad literature search to identify relevant background material and practices.

     Written research briefs generally contain five case studies or profiles of interviewed institutions, highlighting significant trends, successful practices and comparative responses to a range of questions. Upon completion and delivery of the written brief to the requesting member, the best of these briefs are accessible to other members through proprietary databases. Members are able to search, select, view and print research briefs directly from the subscription program database at no additional charge.

     The Company believes that the customized research service of its subscription programs builds its proprietary databases, serves as an excellent marketing tool for attracting new members and encourages members to view the Company as a reliable and effective resource for primary research. The following table sets forth sample report topics of customized research briefs undertaken by the Company in the recent past:

     WORKING COUNCIL FOR SALES EXECUTIVES

     .  Competitive Intelligence Units
     .  Recruiting Top Sales Talent
     .  Branding in Commodity Industries
     .  Developing Electronic Commerce Channels
     .  Team-Based Selling

     WORKING COUNCIL FOR CHIEF INFORMATION OFFICERS

     . Offshore Contracting: Accessing Indian and Irish Labor Markets . Customer-Centric IT Strategy in the Express Shipping Industry
     .  SAP Implementation Contracting
     .  The Role of the Project Office: Embedding Project Management
        Discipline
     .  IT Recruiting: Channels and Strategies

     CORPORATE STRATEGY BOARD

     .  Best Practices in M&A Execution
     .  Business Strategies for Entering China:  Case Studies
     .  Structure of the Corporate Development Function
     .  The Balanced Scorecard
     .  Role of the CEO in the Strategic Planning Process

     CORPORATE LEADERSHIP COUNCIL

     .  Developing a Corporate University or Learning Center
     .  Flexible Benefits Plans at United Kingdom-Based Companies
     .  Customer Service Reward Programs
     .  Self-Directed Work Teams in a Union Environment
     .  Gainsharing Programs for Hourly Employees

     OPERATIONS COUNCIL

     .  Retail Lockbox Outsourcing
     .  Customer Service Center Standards
     .  ATM Support Services
     .  Automated Investment Accounting Systems
     .  Practices for Handling Peak Check Volumes

     INSURANCE ADVISORY BOARD

     .  Group Retirement Product Customer Support
     .  Direct Sales of Life Insurance and Annuities
     .  Auto Insurance Rating Factors
     .  No-Load and Low-Load Whole Life Insurance Products
     .  Group Disability Insurance Marketing

     BUSINESS BANKING BOARD

     .  Measuring Small Business and Middle Market Profitability
     .  Loan Workout Department Structures
     .  Corporate Sweep Accounts
     .  Turnkey 401(k) Products for Small Businesses
     .  Benchmarking the Commercial Credit Underwriting and Approval
        Process

     THE VIP FORUM

     .  Electronic Delivery of Trust and Investment Services
     .  Client Prospecting and Retention in the Affluent Market
     .  Pension Fund Companies in Chile and Argentina
     .  Personal Banking Programs
     .  Centralized Credit Underwriting for Private Banking Departments

     COUNCIL ON FINANCIAL COMPETITION

     .  Telephone Bill Payment Programs
     . Branch Site Selection Procedures in Spanish-Speaking Countries . Credit Card Risk-Based Pricing
     .  Customer Referral Programs
     .  Branding Issues Associated with Bank Mergers and Acquisitions

     ON-LINE PROPRIETARY DATABASES

     Each subscription program maintains a proprietary database of best practices and, in some cases, quantitative data accessible only to members of the subscription program. The Company's growing proprietary databases are updated continually with new corporate practices, quantitative performance data and related information supplied by other members and derived by the Company's researchers. All information and graphics generated in best practices research studies and customized research briefs are included in the databases and are available for corporate benchmarking and comparison by other members.

     The Company's proprietary databases currently include 140 best practices research studies and 20,000 original research briefs containing over 100,000 profiles of corporate practices.

     In 1996, the Company began to offer its members electronic access to research content through password-protected World Wide Web sites. The Company believes that the Internet provides a convenient means for members to commission customized research briefs, browse and download the electronic library of research studies and graphics, review executive education modules and meeting schedules and communicate with the Company's staff.

PRICING

     Memberships in the Corporate Executive Board subscription programs are sold as renewable one-year agreements. Agreements generally are paid in full within three months of the start of the subscription period. At June 30, 1998, the average price for a subscription program was approximately $26,000. The actual price varies by size of member and by subscription program, and may be lower for charter subscribers to new subscription programs. By spreading its costs across a broad membership and offering a largely standardized research product, the Company is able to charge fees that are a small fraction of the typical engagement fees of specialized research or consulting firms.

     The Company offers an unconditional service guarantee to its members. At any time during the subscription period, a member may demand a full refund of its subscription fee for that year. During the year ended December 31, 1997, members requested refunds for five subscriptions under this guarantee program.

SALES AND MARKETING

     The Company markets an integrated set of services, consisting of best practices research studies, executive education, customized research briefs and on-line access to its proprietary databases, for a fixed fee per subscription program. The Company believes that this marketing strategy highlights the value to the members of the Company's range of services and emphasizes the membership nature of the Company's business model, actively engaging the membership and reinforcing members' commitment to the Corporate Executive Board.

     At June 30, 1998, the Company's sales force consisted of 27 new business development representatives who are responsible for selling new memberships to assigned geographic market segments in the United States and abroad, as well as 19 member services representatives who are responsible for servicing and renewing existing memberships. The Company has invested extensively in the expansion of its direct sales force in order to continue the growth of its member base. The Corporate Executive Board sales and member services staff is based at the Company's headquarters in Washington, D.C. The Company maintains an additional sales and member services office in London, England.

     The separation of responsibility for new membership sales and membership renewal reflects the varying difficulty and cost of the respective functions. New business development representatives are highly incentivized and travel on average 60% of the time, conducting face-to-face meetings with senior executives at prospective member institutions. Member services representatives assume more of an in-house coordinating role, conducting most of their responsibilities over the telephone.

     Although the Company actively markets its subscription programs throughout the year, in the past, approximately 55% of all renewals have taken place in the fourth quarter of the year.

COMPETITION

     The Company currently has few direct competitors, and those that do exist compete only in narrow industry or functional segments. The Company competes indirectly against other professional information services providers, including management consulting firms, training and development companies, non-profit think-tanks and research and database companies. The Company is not aware of any other entity that enables corporations to study as broad a range of the best corporate management practices for fixed annual subscription fees.

     The Company believes that the principal competitive factors in its market include quality and timeliness of research and analysis, reliable delivery, depth and quality of the membership, ability to meet changing customer needs, superior service and affordably-priced products. The Company believes it competes favorably with respect to each of these factors.

     The Advisory Board Company provides products and services to the health care industry that are similar to the types of products and services that the Company generally provides to corporations. The Company and The Advisory Board Company have entered into the ABC Noncompetition Agreement (as defined herein), which, for a seven-year term, generally prohibits the Company from competing with The Advisory Board Company with respect to health care clients and issues and prohibits The Advisory Board Company from competing with respect to non-health care clients and issues. See "Certain Relationships and Transactions -- Agreements with the Advisory Board Company; Noncompetition Agreement."

EMPLOYEES

     At June 30, 1998, the Company employed approximately 350 persons. Of these employees, approximately 330 were located at the Company's headquarters in Washington, D.C. and 20 were located at the Company's facilities in London, England. None of the Company's employees is represented by a collective bargaining arrangement. The Company believes that its relations with its employees are favorable.

     The Company believes strongly in a culture of meritocracy, rewarding key contributors with opportunities for rapid professional growth and advancement as well as competitive compensation. Training is a critical job component for all of the Company's employees, including industry analysis, economics, quantitative modeling, root-cause analysis and presentation skills.

FACILITIES

     The Company's headquarters currently are located in approximately 49,000 square feet of office space in Washington, D.C. The facility accommodates research, marketing and sales, information technology, administration, graphic services and operations personnel. The Company recently signed a lease for a new headquarters facility and plans to gradually transition all personnel to the new facility. This new lease has an 11 year term and provides for an initial committment of 21,000 square feet in 1998 and 66,000 square feet of expansion space in 1999, expiring on June 30, 2009. The Company believes that its existing and planned facilities will be adequate for its current needs and that additional facilities are available for lease to meet future needs.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth the names, ages (as of July 21, 1998) and positions with the Company of the persons who serve as directors, executive officers and other key employees of the Company:

DIRECTORS AND EXECUTIVE OFFICERS                     AGE              POSITION
--------------------------------                     ---              --------
Harold ("Rusty") L. Siebert                           52              Chairman of the Board of Directors
James ("Jay") J. McGonigle                            35              Chief Executive Officer and Director
Michael A. D'Amato                                    44              Executive Vice President - Finance, Chief Financial
                                                                      Officer, Secretary and Director/(1)/
Sally Chang                                           33              General Manager, Sales and Marketing
Derek C. van Bever                                    40              Chief Research Officer
Jeffrey D. Zients                                     31              Director

KEY EMPLOYEES
-------------
Paul C. Amoruso                                       32              Executive Director, Research
Jonathan F. Baker                                     32              Managing Director, Sales and Marketing
Peter Freire                                          36              Executive Director, Research
Michael P. Kostoff                                    41              Executive Director, Research
William B. McKinnon                                   29              Managing Director, Sales and Marketing
Thomas L. Monahan                                     31              Managing Director, Research
Matthew S. Olson                                      46              Executive Director, Research

________________________________
  (1) The Company is actively seeking to hire a new Chief Financial Officer. It is expected that Mr. D'Amato will cease to serve as an employee of the Company once the new Chief Financial Officer has been hired and a suitable transition period has elapsed, although it is expected he will remain a director.

      [Two] additional independent directors will be named in an amendment to the Registration Statement.

DIRECTORS AND EXECUTIVE OFFICERS

      Harold ("Rusty") L. Siebert has been the Chairman of the Board since July 1998. From 1996 through July 1998, Mr. Siebert served as Chief Executive Officer and Chairman of Inforum Inc., a company providing marketing and planning systems for health care clients, and as Executive Vice President of Medstat/Thomson. From 1995 until 1996, Mr. Siebert served as Bureau Chief of TennCare, the State of Tennessee's Medicaid managed care program. From 1993 until 1995, Mr. Siebert was a consultant to Medstat. In 1988, Mr. Siebert, founded Inforum and served as Chairman and Chief Executive Officer of Inforum from 1988 through 1993. Prior to 1988, he held various senior-level positions at HBO & Co. and Baxter International. He also serves on the Board of Directors of PMT Services, a credit card processing company. Mr. Siebert received his B.S. from Miami University in Oxford, Ohio.

      James ("Jay") J. McGonigle has been the Chief Executive Officer and a director of the Company since July 1998. From the Spin-Off until July 1998, Mr. McGonigle was the General Manager of the Company, and from 1995 until the Spin-Off, he was the General Manager of the corporate division of The Advisory Board Company with responsibility for managing the business assumed by the Company in the Spin-Off. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University, and a J.D. from Harvard Law School.

      Michael A. D'Amato has been the Executive Vice President - Finance, Chief Financial Officer, Secretary and a director of the Company since July 1998. From the Spin-Off until July 1998, Mr.

D'Amato served as the Chief Financial Officer of the Company and of DGB Enterprises, Inc., a company wholly-owned by the Principal Selling Stockholder, and from 1996 until July 1998, he was the Chief Financial Officer of The Advisory Board Company. From 1995 to 1996, Mr. D'Amato served as the Special Advisor to the Chairman of The Advisory Board Company. From 1982 until 1995, Mr. D'Amato was a partner with Bain and Company. Mr. D'Amato received a B.S. from Massachusetts Institute of Technology and an M.B.A. from Harvard University. Mr. D'Amato also serves on the Board of Directors of The Wesley-Jessen Company, a contact lens manufacturer.

     Sally Chang has been the General Manager, Sales and Marketing, of the Company since June 1998. From 1992 until joining the Company, she served in various management capacities with The Advisory Board Company, including General Manager, Health Care Member Services; General Manager, Health Care Research; and an Executive Director, Research. Prior to 1992, Ms. Chang worked in the corporate planning department of Fuji Xerox in Tokyo, as a general management consultant with Touche Ross, and in the merger and acquisitions group of Drexel Burnham Lambert. Ms. Chang received an A.B. from Harvard University, an M.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

     Derek C. van Bever has been the Chief Research Officer of the Company since the Spin-Off. From 1995 through the date of the Spin-Off, he served as the Chief Research Officer of the business assumed by the Company in the Spin-Off. Prior to that, he served in various management capacities with The Advisory Board Company, which he joined in 1981. Mr. van Bever received a B.A. and an M.A. from the University of Delaware and an M.B.A. from Harvard University.

     Jeffrey D. Zients has been a director of the Company since July 1998. From the Spin-Off until July 1998, Mr. Zients was the Executive Vice President of the Company. He also has served as the Chief Operating Officer of DGB Enterprises, Inc. since the Spin-Off. From 1992, Mr. Zients held various positions with The Advisory Board Company, most recently serving as its Chief Operating Officer from 1996 until July 1998 and Chief Executive Officer since July 1998. Prior to 1992, Mr. Zients was employed at Mercer Management Consulting and Bain and Company. Mr. Zients received a B.S. from Duke University.

KEY EMPLOYEES

     Paul C. Amoruso has been an Executive Director, Research, of the Company since the Spin-Off, focusing on the information technology and sales practices. Prior to the Spin-Off, Mr. Amoruso worked in various capacities with The Advisory Board Company, which he joined in 1994. From 1993 to 1994, he was owner and President of Daedalus Partners, a consulting firm and broker-dealer serving early-stage corporations. Mr. Amoruso received a B.A. from Wesleyan University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

     Jonathan F. Baker has been a Managing Director, Sales and Marketing, of the Company since the Spin-Off. Prior to the Spin-Off, Mr. Baker served in similar capacities with The Advisory Board Company, which he joined in 1989.
Mr. Baker received a B.A. from the University of Virginia.

     Peter Freire has been an Executive Director, Research, of the Company since the Spin-Off, focusing on the human resources practice. Prior to the Spin-Off, Mr. Freire served in similar capacities with The Advisory Board Company, which he joined in 1991. Prior to joining The Advisory Board Company, he served as a consultant for Bain and Company and as a corporate banking officer for the Bank of America. Mr. Freire received a B.A. from the London School of
Economics and an M.B.A. from Harvard University.

     Michael P. Kostoff has been an Executive Director, Research, of the Company since the Spin-Off, focusing on the financial services practice. Prior to the Spin-Off, Mr. Kostoff served in similar capacities with The Advisory Board

Company, which he joined in 1989. Mr. Kostoff received a B.S. from the United States Military Academy and an M.P.A. from Harvard University.

     William B. McKinnon has been a Managing Director, Sales and Marketing, of the Company since the Spin-Off, focusing on the financial services practice. Prior to the Spin-Off, Mr. McKinnon served in similar capacities with The Advisory Board Company, which he joined in 1990. Mr. McKinnon received a B.A. from Duke University.

     Thomas L. Monahan has been a Managing Director, Research, of the Company since the Spin-Off, focusing on the financial services practice. Prior to the Spin-Off, Mr. Monahan served in similar capacities with The Advisory Board Company, which he joined in January 1996. From 1994 to December 1995, he served as a senior consultant for the Deloitte & Touche Consulting Group.
From 1990 to 1994, Mr. Monahan served as a Director at the Committee for Economic Development. He also previously served as a staff consultant at Andersen Consulting. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University.

     Matthew S. Olson has been an Executive Director, Research, of the Company since the Spin-Off. Prior to the Spin-Off, Mr. Olson served in similar capacities with The Advisory Board Company, which he joined in 1982. Prior to joining The Advisory Board Company, he served as an economist for the Overseas Private Investment Corporation. Mr. Olson received a B.A. and an M.A. from the University of Minnesota and an M.A. from The Johns Hopkins University.

                          ___________________________

     All directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. The Board of Directors elects the Company's executive officers and such officers serve at the discretion of the Board. Except for Sally Chang and Paul C. Amoruso who are married, there are no family relationships among the directors, executive officers and other key employees of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee

     Following the closing of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"), which will be composed of non-management directors. The Audit Committee, among other things, will make recommendations to the Board of Directors concerning the engagement of independent public accountants; monitor and review the quality and activities of the Company's internal audit function and those of its independent accountants; and monitor the adequacy of the Company's operating and internal controls as reported by management and the independent or internal auditors. The members of the Audit Committee will be Messrs. ____________.

  Compensation Committee

     Following the closing of the Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"). The Compensation Committee, among other things, will review salaries, benefits and other compensation, including stock-based compensation under the Incentive Plan, the 1998 Plan and the Directors Plan, of directors, officers, and other key employees of the Company and will make recommendations to the Board of Directors. The members of the Compensation Committee will be Messrs. __________.

DIRECTOR COMPENSATION

     Directors' compensation is set from time to time by the Board of Directors or, to the extent authorized by the Board, by the Compensation Committee of the Board, under the Company's Directors Plan and such other arrangements as such committee determines to be appropriate. The Board of Directors has determined that initially each director who is not an employee of the Company will, upon the later of the date of the closing of the Offering or the time such person commences service as a non-employee director, receive a one-time grant of options to purchase ________ shares of Common Stock. Non-employee directors will also receive an annual grant of options to purchase ______ shares of Common Stock and will be paid an annual retainer in the amount of $_____. Pursuant to the terms of the Directors Plan, all non-employee director options will have an exercise price equal to the Market Value (as defined in the Directors Plan) of the Common Stock at the time such options are granted
(which in the case of options granted on the date of the closing of the Offering will be deemed to equal the offering price set forth on the cover page of this Prospectus). Directors who are employees of the Company do not receive any additional compensation for their service as directors. The Company will reimburse each director for his or her reasonable out-of-pocket expenses for attending Board of Directors meetings.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning compensation earned for services rendered to the Company for the fiscal year ended December 31, 1997 by certain executive officers whose annual salary and bonus during fiscal year 1997 exceeded $100,000 (the "Named Officers") [Note: Amounts reflected on all tables will be adjusted to take into account the recapitalization of the Company]:

                          SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                              Annual Compensation                      Compensation
                                              -------------------                      ------------
                                                                                        Number of        All Other
Name and Principal Positions                Year        Salary(1)        Bonus(1)(2)      Options       Compensation(3)
----------------------------                ----        ------           -----            -------       ------------
James J. McGonigle                         1997        $400,000        $ 19,250            28,500                --
   General Manager
Derek C. van Bever                         1997         356,250              --            10,500           $860,000
   Chief Research Officer
Elizabeth Keffer(4)                        1997         300,000              --                --            680,000
   General Manager, Member Services
Jeffrey D. Zients(5)                       1997         170,000         102,500            60,000                --
   Executive Vice President
Michael A. D'Amato(5)                      1997         136,000             --             28,000                --
   Chief Financial Officer

________________________________
  (1) Salary and bonus consists of amounts paid by The Advisory Board Company for services performed from January 1, 1997 through the date of the Spin-Off for the businesses assumed by the Company in the Spin-Off and, except as noted otherwise, amounts paid by the Company for services performed from the date of the Spin-Off through the end of the fiscal year.

  (2) The Company generally does not pay bonuses to its executive officers. However, the Company from time to time has paid discretionary bonuses under certain special circumstances.

  (3) Consists of $860,000 and $680,000 paid to Mr. van Bever and Ms. Keffer, respectively, in connection with the repurchase of certain options of The Advisory Board Company prior to the time of the Spin-Off.

  (4) From the Spin-Off to June 1, 1998, Ms. Keffer was the General Manager, Member Services, of the Company. On June 1, 1998, she joined The Advisory Board Company in a similar capacity.

  (5) Reported compensation represents payments by The Advisory Board Company prior to the Spin-Off and, after the Spin-Off, by DGB Enterprises, Inc., as reflected in the Company's 1997 audited financial statements prepared as if the Company had operated as a stand-alone entity in accordance with accounting rules prescribed for "carve-out" financial statements. As of July 1998, Mr. Zients ceased to serve as an executive officer of the Company, although he continues as a director of the Company.

     The following table sets forth certain information concerning grants of stock options to each of the Company's Named Officers during the fiscal year ended December 31, 1997 [Note: Amounts reflected on all tables will be adjusted to take into account the recapitalization of the Company.]:

                    STOCK OPTION GRANTS IN 1997 FISCAL YEAR


                                                                 Individual Grants/(1)/
                       ------------------------------------------------------------------------------
                                         % of Total                           Market                          Potential Realizable
                           Number of       Options                            Price on                       Value at Assumed Annual
                            Shares        Granted to         Exercise          Date                            Rates of Stock Price
                          Underlying     Employees in         Price              of        Expiration              Appreciation
       Name              Option Grants   Fiscal Year       (per share)/(1)/   Grant/(1)/    Date               for Option Term
    ---------            -------------   -----------       -----------       --------    --------------      -----------------------
                                                                                                                 5%          10%
                                                                                                              ----        -----
James J. McGonigle/(2)/     28,500        10.46%           $ 5.00             $35.00     April 30, 2003      $1,162,030   $1,542,394
Derek C. van Bever          10,500         3.85             35.00              35.00     April 30, 2004         137,147      315,326
Elizabeth Keffer              --           --               --                  --                --              --            --
Jeffrey D. Zients/(3)/      57,462        21.09             16.00              35.00     March 31, 2009/(4)/  2,591,035    5,051,171
                             2,538         0.93             35.00              35.00     March 31, 2009/(4)/     66,220      174,880
Michael A. D'Amato/(2)(3)/  25,212         9.26             16.00              35.00     April 30, 2001         643,346      828,435
                             2,788         1.02             35.00              35.00     April 30, 2001          18,171       38,638

________________
  (1) Options were granted in connection with the Spin-Off in replacement and substitution of previously granted options for stock of The Advisory Board Company. Exercise prices reflect adjustments of exercise prices of cancelled options of The Advisory Board Company. Except as otherwise noted, options generally become exercisable 50% one year following the Offering, 30% two years following the Offering and 20% three years following the Offering.
  (2) Messrs. McGonigle's and D'Amato's stock option agreements with the Company each provide that (A) upon the date, if ever, that the number of shares of Common Stock outstanding on a fully diluted basis first equals or exceeds 1,100,000 shares, the number of shares of Common Stock subject to his options shall be increased by 10% of the sum of the number of shares that
      (i) remain subject to his options, and (ii) have been issued under the options and continue to be held by him, and (B) upon the date, if ever, that the number of shares of Common Stock outstanding on a fully diluted basis first equals or exceeds 1,200,000 shares, the number of shares of Common Stock subject to his options shall be increased by 10% of the sum of the number of shares that (i) remain subject to his options, and (ii) have been issued under the options and continue to be held by him. The exercise price per each additional share on each such date shall equal the fair market value of a share of Common Stock on each such date.
  (3) Messrs. Zients' and D'Amato's options will become exercisable immediately before the closing of the Offering. Messrs. Zients' and D'Amato's options with respect to ____ shares and ____ shares, respectively, will be exercised immediately before the closing of the Offering and such shares will be sold as part of the Offering. See "Principal and Selling Stockholders."
  (4) Mr. Zients' options will expire on the earlier of (A) March 31, 2009 and
      (B) the later of (i) 30 days after the expiration of any lockup period applicable to the shares of Common Stock subject to his options or (ii) the date he ceases to serve as a director of the Company.

     The following table sets forth certain information concerning stock options held by each of the Company's Named Officers during fiscal year ended December 31, 1997 [Note: Amounts reflected on all tables will be adjusted to take into account the recapitalization of the Company.]:

                AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR
                          AND YEAR-END OPTION VALUES

                                                               Number of Securities        Value of Unexercised
                                                              Underlying Unexercised       In-the-Money Options
                                                            Options at Fiscal Year-End    at Fiscal Year-End(1)
                                                            --------------------------    ------------------
                         Shares Acquired       Value
   Name                   On Exercise         Realized      Exercisable  Unexercisable    Exercisable  Unexercisable
   ----                   ----------          --------      -----------  -------------    -----------  -------------
James J. McGonigle            --               $ --              --        28,500         $     --       $1,197,000
Derek C. van Bever            --                 --              --        10,500               --          126,000
Elizabeth Keffer              --                 --              --           --                --             --
Jeffrey D. Zients             --                 --            3,213       56,787           97,019        1,714,759
Michael A. D'Amato            --                 --              --        28,000               --          815,028

_______________
  (1) Based upon a Fiscal Year-End value estimated at $47.00 per share.

EMPLOYMENT AGREEMENTS

      Mr. McGonigle is employed by the Company pursuant to the terms of an employment agreement which continues in effect until Mr. McGonigle's termination or separation from the Company. Under the terms of the employment agreement, Mr. McGonigle receives an annual salary of $400,000, which is subject to increases on an annual basis in the Company's sole discretion, and was given a one-time signing bonus of $200,000 upon commencing work with the Company. The employment agreement requires Mr. McGonigle to devote his efforts and abilities to the Company on a full-time basis and provides that Mr. McGonigle, in addition to salary, is entitled to certain fringe benefits, including participation in the Company's 401(k) plan and the reimbursement of business-related expenses. Mr. McGonigle's employment agreement provides for accelerated vesting of certain options and certain other benefits upon a sale of the Company or termination of employment other than for cause.

      Contemporaneously with the execution of his employment agreement, Mr. McGonigle executed a noncompetition agreement with the Company pursuant to which Mr. McGonigle, among other things, agreed not to compete with the Company for a period of up to three years after his termination of employment. Mr. McGonigle also agreed as part of his noncompetition agreement with the Company not to disclose any of the Company's confidential or proprietary information during the course of his employment or upon termination of his employment for any reason and not to solicit employees of the Company to leave for a period of three years after the termination of his employment with the Company for any reason.

      Mr. Siebert serves as the Chairman of the Board of Directors of the Company pursuant to the terms of an employment agreement which continues in effect until Mr. Siebert's termination or separation from the Company. Under the terms of the employment agreement, Mr. Siebert receives an annual salary of $300,000, which is subject to changes in the Company's sole discretion. The employment agreement provides that Mr. Siebert, in addition to salary, is entitled to certain fringe benefits, including participation in the Company's 401(k) plan and the reimbursement of business-related expenses. In addition, the employment agreement provides that Mr. Siebert shall be granted options to purchase 10,000 shares of Common Stock at the then prevailing fair market value of the Company upon the effective date of his employment with the Company and, at the time of the consummation of the Offering, he shall be granted options to purchase 10,000 additional shares of Common Stock of the Company at the offering price of such shares (as set forth on the cover page of this Prospectus).

     Contemporaneously with the execution of his employment agreement, Mr. Siebert executed a noncompetition agreement with the Company pursuant to which Mr. Siebert, among other things, agreed not to compete with the Company for a period of three years after his termination of employment, not to disclose any of the Company's confidential or proprietary information during the course of his employment or upon termination of his employment for any reason, and not to solicit employees of the Company to leave for a period of three years after the termination of his employment with the Company for any reason.

     Mr. D'Amato is employed by the Company pursuant to the terms of an employment agreement which continues in effect until Mr. D'Amato's termination
or separation from the Company.   Under the terms of the employment agreement,
Mr. D'Amato receives an annual salary of $400,000, which is subject to increases on an annual basis in the Company's sole discretion. The employment agreement provides that Mr. D'Amato, in addition to salary, is entitled to certain fringe benefits, including participation in the Company's 401(k) plan and the reimbursement of business related expenses. In addition, the employment agreement provides that Mr. D'Amato shall be granted options at such times, in such amounts and under such terms as offered to non-employee directors of the Company under the Directors Plan or other stock-based incentive plans of the Company following the effective date of his employment agreement.

     Mr. D'Amato has executed a noncompetition agreement with the Company pursuant to which Mr. D'Amato, among other things, agreed not to compete with the Company for a period of three years after his termination of employment if he voluntarily resigns or is terminated by the Company for cause. In addition, if Mr. D'Amato is terminated by the Company without cause, the Company may require that Mr. D'Amato not compete with the Company for a period up to two years if the Company agrees to pay Mr. D'Amato 125% of his base salary at the time of his termination for each one-year period of noncompetition. Mr. D'Amato also agreed as part of his noncompetition agreement with the Company not to disclose any of the Company's confidential or proprietary information during the course of his employment or upon termination of his employment for any reason and not to solicit employees of the Company to leave for a period of three years after the termination of his employment with the Company for any reason.

     All officers and key employees have executed noncompetition agreements containing terms similar to those executed by Messrs. McGonigle, Siebert and D'Amato. All of these noncompetition agreements (including the agreements of Messrs. McGonigle, Siebert and D'Amato) do not apply to any subsequent employment with The Advisory Board Company, DGB Enterprises, Inc. and any other company owned by the Principal Selling Stockholder provided such employment is consistent with the ABC Noncompetition Agreement (as defined herein) and the Principal Selling Stockholder Noncompetition Agreement (as defined herein). See "Certain Relationships and Transactions." There are no other employment agreements in effect with respect to any directors, officers or employees of the Company.

STOCK PLANS AND AGREEMENTS

     THE CORPORATE EXECUTIVE BOARD COMPANY STOCK-BASED INCENTIVE COMPENSATION
     PLAN

     In connection with the Spin-Off, on October 31, 1997, the Board of Directors adopted and the Principal Selling Stockholder approved the Company's Stock-Based Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan is designed to provide only for the grant of stock options (the "Incentive Plan Options") that do not qualify as incentive stock options under Section 422 of the Code.

     As of the closing of the Offering, approximately ______ shares have been issued under or are subject to Incentive Plan Options granted before the closing of the Offering. Generally, Incentive Plan Options become exercisable 50% one year following the Offering, 30% two years following the Offering and 20% three years following the Offering and expire as of April 30, 2003. In connection with the Offering, the Board amended the Incentive Plan to reduce the total number of shares available for issuance under the Incentive Plan to _____ shares, and to adopt certain technical amendments relating to the Company becoming a publicly traded entity. The number of shares subject to outstanding Incentive Plan Options or reserved for issuance under the Incentive Plan is subject to anti-dilution provisions for reorganizations, recapitalizations, stock splits, stock dividends and similar events. After granting Incentive Plan Options with respect to shares available for issuance under the Incentive Plan, the Board of Directors does not intend to make any additional grants under the Incentive Plan.

     The purpose of the Incentive Plan is to provide participants with an increased economic and proprietary interest in the Company in order to encourage those participants to contribute to the success and progress of the Company. Incentive Plan Options may only be granted to employees of the Company who are members of a select group of management or other key employees of the Company that the Administrator (as defined herein) may from time to time designate for participation in the plan. The Incentive Plan is administered by the Compensation Committee of the Board of Directors or by the Board of Directors itself (the "Administrator"), which may in its sole discretion establish the terms, provisions and conditions upon which Incentive Plan Options are granted (including, but not limited to, exercise price, exercisability, and vesting). The Administrator may permit payment for the Common Stock purchased upon the exercise of any Incentive Plan Options, on an individual basis, to be paid for by cash or any other alternative means including the acceptance of a promissory note secured by the number of shares of Common Stock then issuable upon exercise of the Incentive Plan Options. Unless otherwise provided, Incentive Plan Options are nontransferable by the optionholder other than by will or the laws of descent and distribution, and are exercisable only by the optionholder during his or her lifetime. No Incentive Plan Options shall have a term extending beyond May 1, 2009.

     1998 STOCK OPTION PLAN

     On ________, 1998, the Board of Directors adopted and the Principal Selling Stockholder of the Company approved the Company's 1998 Stock Option Plan (the "1998 Plan"). The purpose of the 1998 Plan is to provide participants with an increased economic and proprietary interest in the Company in order to encourage those participants to contribute to the success and progress of the Company. The 1998 Plan is designed to provide only for the grant of stock options ("Options") that do not qualify as incentive stock options under Section 422 of the Code. Options may only be granted to the Company's or its subsidiaries' officers, independent contractors, and employees.

     The 1998 Plan authorizes the grant of Options to purchase _____ shares of the Company's Common Stock, except that such number shall be increased by the number of shares of Common Stock, if any, subject to Incentive Plan Options that are cancelled, expire or terminate or that otherwise are available for issuance but for any other reason are not issued under the Incentive Plan. In addition, if any shares subject to Options granted under the 1998 Plan are cancelled, expire, terminate or for any other reason are not issued under such Options, such shares will again become available for issuance under Options. All references in the 1998 Plan and in outstanding Options to the number and type of shares or other securities subject thereto are subject to anti-dilution provisions for reorganizations, reclassifications, dividends (other than regular, quarterly cash dividends), or other distributions, stock splits, reverse stock splits, spin-offs or similar transactions, or if substantially all of the property and assets of the Company are sold, unless the terms of the transaction provide otherwise.

     The 1998 Plan is administered by the Administrator, which in its discretion shall establish the terms, provisions and conditions of Options (including, but not limited to, exercise price, exercisability, and vesting), except that the Administrator may not grant Options with an exercise price below the stock's fair market value on the date the Options are granted unless such Options are granted in substitution of options granted by a new employee's previous employer or the optionee pays or foregoes compensation in the amount of any discount. Unless the Administrator provides otherwise, Options granted under the 1998 Plan become exercisable incrementally over the four years following the date of grant. The Administrator may also provide that the shares of stock issued upon exercise of an Option will be subject to additional conditions or agreements as the Administrator in its discretion may specify before the exercise of the Option, including deferrals on issuance of shares, conditions on vesting or the transferability of Options, and forfeiture or repurchase provisions.

     The Administrator may permit payment for the Common Stock purchased upon the exercise of any Options granted under the 1998 Plan, on an individual basis, to be paid for by cash or any other alternative means including the acceptance of a promissory note secured by the number of shares of Common Stock then issuable upon exercise of the Options. Unless otherwise provided by the Administrator, Options granted under the 1998 Plan are nontransferable by the optionholder other than by will or the laws of descent and distribution, and are exercisable only by the optionholder during his or her lifetime.

     The 1998 Plan provides that, unless approved by the Company's stockholders, the 1998 Plan may not be amended to increase the number of shares of Common Stock authorized for issuance. Subject to the foregoing limitation and except as otherwise required by law, the Board of Directors may periodically amend the 1998 Plan without further stockholder approval. Unless earlier terminated by the Board of Directors, the 1998 Plan shall terminate on May 1, 2009.

     DIRECTORS' STOCK PLAN

     On ________, 1998, the Board of Directors adopted and the Principal Selling Stockholder approved the Company's Directors' Stock Plan (the "Directors Plan"). The purpose of the Directors Plan is to assist the Company in attracting, retaining and motivating qualified individuals to serve on the Company's Board of Directors and to align their financial interests with those of the Company's shareholders by providing for or increasing their proprietary interest in the Company.

     Any person who is a member of the Company's Board of Directors or of the board of directors of a subsidiary of the Company is eligible for the award of stock options and/or stock grants under the Directors Plan. The Directors Plan is administered by the Company's Board of Directors or, as to certain aspects provided for in the Directors Plan, by the Compensation Committee (collectively, the "Committee"). The Directors Plan is intended to operate in a manner that exempts grants of stock under the Directors Plan from Section 16(b) of the Securities Exchange Act of 1934, as amended.

     The maximum number of shares of the Company's Common Stock that can be
issued under the Directors Plan is _____.   Any shares subject to a stock option
or stock grant which for any reason are not issued or are reacquired under the stock option or stock grant are not counted against the number of shares that can be issued under the Directors Plan. All references in the Directors Plan and in outstanding options and stock grants to the number and type of shares or other securities subject thereto will be subject to anti-dilution provisions for reorganizations, reclassifications, dividends (other than regular, quarterly cash dividends), or other distributions, stock splits, reverse stock splits, spin-offs or similar transactions, or if substantially all of the property and assets of the Company are sold, unless the terms of the transaction provide otherwise.

     Under the Directors Plan, the Committee may provide for stock options and/or stock grants to be awarded to directors and has the discretion to establish the terms, provisions and conditions of such awards (including, but not limited to, exercise price, exercisability, and vesting), except that the Committee may not grant options with an exercise price below the stock's fair market value on the date the options are granted unless the optionee pays or foregoes compensation in the amount of any discount. The Directors Plan allows the Committee to condition the receipt of stock options or stock grants upon a director electing to forego any other form of compensation, including any cash retainers if then paid by the Company. The Committee may also provide that the shares of stock issued upon exercise of an option will be subject to additional conditions or agreements as the Committee in its discretion may specify before the exercise of the option, including deferrals on issuance of shares, conditions on vesting or the transferability of options, and forfeiture or repurchase provisions. The maximum number of shares of Common Stock subject to stock options and stock awards granted under the Directors Plan for any calendar year to any person on account of his or her service as a director may not exceed ___________ shares. Unless otherwise provided by the Committee, awards granted under the Directors Plan are nontransferable by the director other than by will or the laws of descent and distribution, and are exercisable only by the director during his or her lifetime.

     The Directors Plan provides that, unless approved by the Company's stockholders, the Directors Plan may not be amended to increase the number of shares of Common Stock authorized for issuance. Subject to the foregoing limitation and except as otherwise required by law, the Board of Directors may periodically amend the Directors Plan without further stockholder approval. Unless earlier terminated by the Board of Directors, the Directors Plan shall terminate on May 1, 2009.

INDEMNIFICATION ARRANGEMENTS

     The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by law.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provision, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not currently have a Compensation Committee. During fiscal year 1997, the functions of the Compensation Committee were performed by the Board of Directors, which consisted soley of the Principal Selling Stockholder. The Principal Selling Stockholder is the President and Chairman of the Board of The Advisory Board Company and DGB Enterprises, Inc.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS


AGREEMENTS WITH THE ADVISORY BOARD COMPANY

     The following are descriptions of certain agreements between the Company and The Advisory Board Company. The Administrative Services Agreement (as defined herein), the Vendor Contracts Agreement (as defined herein), the Member Contracts Agreement (as defined herein) (collectively, the "Services Agreements") and the Sublease Agreement (as defined herein) were entered into between the Company and The Advisory Board Company in connection with the Spin-Off. The Company records costs associated with the Services Agreements and the Sublease Agreement monthly as a payable to an affiliate, and expects to settle amounts owed on a quarterly basis. The ABC Noncompetition Agreement (as defined herein) between the Company and The Advisory Board Company was entered into prior to the closing of the Offering.

     SERVICES AGREEMENTS

     Administrative Services Agreement. Pursuant to an Administrative Services Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998 (the "Administrative Services Agreement"), The Advisory Board Company has agreed to provide certain administrative services to the Company. Under the Administrative Services Agreement, services include information systems support and maintenance, certain human resources functions, and general services such as facilities management. The Administrative Services Agreement provides for fees for these services based on either direct costs per certain transaction, headcount or a fixed cost per month. The Company believes that the services provided under the Administrative Services Agreement may be obtained from alternative sources and that the fees pursuant to the Administrative Services Agreement approximate the cost to internally provide or otherwise externally source such services. The aggregate value of the services provided under this agreement is less than $___ per month. The term of this agreement is one year from October 31, 1997, with the Company having an option to extend for an additional year. The Company expects to assume internally these functions over this term.

     Vendor Contracts Agreement.   Pursuant to a Vendor Contracts Agreement,
dated as of October 31, 1997, as amended and restated on July 21, 1998 (the "Vendor Contracts Agreement"), the Company participates in certain vendor contracts entered into by The Advisory Board Company for the provision of certain services, such as telecommunications, travel, mailing and general office services. The Vendor Contracts Agreement specifies that the Company will either pay the vendor directly if costs can be segregated and billed separately, or it will reimburse The Advisory Board Company for its reasonably allocated share of commonly billed costs. The term of this agreement is one year from October 31, 1997, with the Company having an option to extend for an additional year. The Company expects to enter into separately negotiated vendor agreements as soon as reasonably practical, and does not expect to incur material incremental costs.

     Member Contracts Agreement. The Member Contracts Agreement, dated as of October 31, 1997 (the "Member Contracts Agreement"), will be terminated upon the closing of the Offering. Under the Member Contracts Agreement, The Advisory Board Company acted as the Company's agent to provide administrative and accounting services on behalf of the Company in connection with member contracts, including the processing of new member contracts, the renewal of existing member contracts and the collection of payments relating to member contracts. The Member Contracts Agreement provides for fees for these services based on either direct costs per certain transaction, headcount or a fixed cost per month.

     SUBLEASE AGREEMENT

     Pursuant to a Sublease Agreement, dated as of October 31, 1997, as amended and restated (the "Sublease Agreement"), the Company currently subleases its office space from The Advisory Board Company on terms consistent with the original lease agreement, subject to termination by The Advisory Board Company at any time with at least six months written notice. The Company's share of the leased cost was determined based upon the same per square foot rent as the original lease. The Company has entered into its own lease for separate property and expects it will vacate the subleased space by August 1999.

     NONCOMPETITION AGREEMENT

     The Company has entered into a Noncompetition Agreement, dated as of July 21, 1998 (the "ABC Noncompetition Agreement") with The Advisory Board Company. The agreement has a term of seven years, and generally prohibits the Company from selling its products or services to any company or institution, or any division or subsidiary of any company or institution, that is principally engaged in the health care business (provided that the Company may sell products or services to non-health care divisions or subsidiaries of health care companies). The ABC Noncompetition Agreement prohibits The Advisory Board Company from selling its products and services to any company or institution, or any division or subsidiary of any company or institution, that is not principally engaged in the health care business (provided that The Advisory Board Company may sell products or services to health care divisions or subsidiaries of non-health care companies). The companies and institutions that would be regarded under this agreement as being principally engaged in the business of health care generally include providers of patient care (such as hospitals, outpatient facilities, home health agencies and relevant government agencies) and providers of medical professional services (such as physician and nursing services). The Company may continue to sell those products and services that it has sold as of the Offering to its existing clients that are principally engaged in the health care business if such products and services do not cover health care industry issues in particular. The Advisory Board Company may continue to sell products and services to its existing clients that are not principally engaged in the health care business if such products and services specifically address health care industry issues.

     The Company and The Advisory Board Company are both permitted, subject to certain limitations, to sell their products and services to the following types of companies and institutions: pharmaceutical companies, medical supply companies, technology, software and communications vendors selling to health care companies, companies providing health insurance, and managed care companies. The types of products and services that the Company and The Advisory Board Company are permitted to sell to such companies are limited in the following manner: (i) The Advisory Board Company may sell only products and services the content of which is specific to the health care industry, and (ii) the Company may sell only products and services that are of a general business nature and are sold by the Company to companies that are not principally engaged in the health care business. Moreover, the Company and The Advisory Board Company have agreed not to introduce to such companies products and services that compete with the existing products and services of the other company.

     Under the ABC Noncompetition Agreement, each of the Company and The Advisory Board Company is prohibited, at any time during the term of the Agreement, from recruiting or employing any person who is an employee of the other company at such time, or who was an employee of such other company at any time during the 24-month period preceding the date of such recruitment or employment, unless the chief executive officer of the company currently employing such employee consents to such recruitment and employment by the other company. However, the Company and The Advisory Board Company have agreed on a list of seven current employees of the Company who The Advisory Board Company may recruit and hire for any period commencing 24 months after the Offering. In addition, The Advisory Board Company may hire Michael A. D'Amato, the Executive Vice President-Finance and Chief Financial Officer of the Company, at any time commencing 6 months after the closing of the Offering. Additionally, under the ABC Noncompetition Agreement, each of the Company and The Advisory Board Company is required to incorporate in the noncompetition agreements that it enters into with its respective employees provisions that would prohibit such employees from competing with the other company.

AGREEMENTS AND ARRANGEMENTS WITH THE PRINCIPAL SELLING STOCKHOLDER

     PRINCIPAL SELLING STOCKHOLDER NONCOMPETITION AGREEMENT

     The Principal Selling Stockholder and the Company have entered into a five-year noncompetition agreement, dated as of July 21, 1998 (the "Principal Selling Stockholder Noncompetition Agreement").

     The Principal Selling Stockholder Noncompetition Agreement prohibits the Principal Selling Stockholder and any entity controlled by the Principal Selling Stockholder from selling products and services that compete with the products and services offered by the Company. The Principal Selling Stockholder and any entities controlled by the Principal Selling Stockholder expressly are permitted to sell magazines, newspapers and news services to any entity. Further, the Principal Selling Stockholder and entities controlled by the Principal Selling Stockholder may sell advertising for its publications and news services to any entity. Finally, the Principal Selling Stockholder and entities controlled by the Principal Selling Stockholder may offer products and services that are specifically addressed to and deal with advertising, promotion, or marketing activities by companies and institutions and advertising agencies. Such products and services may only be offered to the offices and divisions of companies, institutions or advertising agencies that are responsible for the placement or designing of advertisements.

     Under the Principal Selling Stockholder Noncompetition Agreement, the Principal Selling Stockholder and any entity controlled by the Principal Selling Stockholder is prohibited at any time during the term of this agreement, from recruiting or employing any person who is an employee of the Company at that time, or who was employed by the Company at any time during the 24-month period preceding the date of such recruitment or employment, unless the Chief Executive Officer of the Company consents to such recruitment and employment. The Principal Selling Stockholder and the Company have agreed on a list of seven current employees of the Company who the Principal Selling Stockholder and/or any entity controlled by the Principal Selling Stockholder may recruit and hire in any enterprise for any period commencing 24 months after the Offering closes. In addition, The Principal Selling Stockholder and/or any entity controlled by the Principal Selling Stockholder may hire Michael A. D'Amato, the Executive Vice President-Finance and Chief Financial Officer of the Company, for any period commencing 6 months after the closing of the Offering.

     PROMISSORY NOTE

     The Company holds a promissory note in the amount of $6.5 million from the Principal Selling Stockholder. This Note bears interest at a rate of 7% payable semiannually on each May 1 and November 1. The principal sum is due and payable on October 31, 2007. The Principal Selling Stockholder has agreed to repay the note from the proceeds of the Offering.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 30, 1998 with respect to (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, including any option to purchase 5% or more of the Common Stock, (ii) each Director and Named Officer of the Company, (iii) all executive officers of the Company and all members of the Board of Directors as a group and (iv) the three Selling Stockholders: David G. Bradley, Jeffrey D. Zients and Michael A. D'Amato. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. [Note: Amounts reflected on this table will be adjusted to take into account the recapitalization of the Company.]


                                                             Shares Beneficially   Number
                                                                Owned Prior To       of     Shares to Be Beneficially
                                                                   Offering        Shares      Owned After Offering
                                                             --------------------           --------------------------
                 Name                                         Number     Percent   Offered   Number(1)     Percent (1)
-------------------------------------------                  ---------  ---------  -------  ----------  --------------
David G. Bradley                                               727,000    100.00%      ____     _____       ______
Jeffrey D. Zients                                               60,000      7.62%      ____     _____       ______
Michael A. D'Amato                                              28,000      3.71%      ____     _____       ______
Harold L. Siebert                                                   --      0.00%      ____     _____       ______
James J. McGonigle                                                  --      0.00%      ____     _____       ______
Sally Chang                                                         --      0.00%      ____     _____       ______
Derek C. van Bever                                                  --      0.00%      ____     _____       ______
Elizabeth Keffer                                                    --      0.00%      ____     _____       ______

 All executive officers and directors as
 a group (7 persons)                                            88,000     10.80%      ____     _____       ______

_________________________________

(1) Assumes no exercise of the Underwriters' over-allotment option.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's Certificate of Incorporation, upon completion of the Offering and giving effect to the Recapitalization, provides that the Company is authorized to issue ____________ shares of Common Stock, par value $.01 per share, and 420,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of June 30, 1998, the Company had 1,000 shares of Class A Voting Common Stock and 726,000 shares of Class B Non-Voting Common Stock outstanding. Upon completion of the Offering and giving effect to the Recapitalization, there will be _________ shares of Common Stock outstanding and no shares of Preferred Stock outstanding. In addition, an aggregate of _________ shares of Common Stock are reserved for issuance under the Incentive Plan, the 1998 Plan and the Directors Plan.

COMMON STOCK

     Stockholders are entitled to one vote for each share of Common Stock held of record on all matters on which stockholders are entitled or permitted to vote. The Common Stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of Common Stock voting for the election of directors can elect all the directors standing for election.

     Holders of the Common Stock are entitled to receive dividends out of funds legally available therefor when and if declared from time to time by the Board of Directors. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of the Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any then outstanding Preferred Stock. The Common Stock has no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions in the Company's Second Amended and Restated Certificate of Incorporation. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that the Company may designate and issue in the future. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized to issue the Preferred Stock in different series and classes and to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and other rights and preferences of the Preferred Stock not in conflict with the Company's Second Amended and Restated Certificate of Incorporation or Delaware law. There currently are no shares of Preferred Stock outstanding and the Board of Directors has no present plans to issue any shares of Preferred Stock. The Board of Directors, without stockholder approval, can issue shares of Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS REGARDING CORPORATE GOVERNANCE

     The Company's Certificate of Incorporation provides that the Board may not adopt a "stockholders rights plan" (as defined in the Certificate of Incorporation), commonly called a "poison pill," unless the rights plan (i) is ratified by the affirmative vote of a majority of the votes cast of the outstanding shares of Common Stock then outstanding and present in person or by proxy at the next meeting of stockholders, (ii) by its terms expires no later than 37 months after adoption (unless extended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock) and (iii) permits the rights issued thereunder to be redeemed at any time by the affirmative vote of the holders of a majority of outstanding shares the Common Stock. The Company has elected not to be subject to Section 203 of the Delaware General Corporation Law, which generally prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless certain conditions are satisfied. The Company's Certificate of Incorporation does not permit stockholders to act by written consent without a meeting of stockholders. The Certificate of Incorporation and the Bylaws provide that special meetings of stockholders may be called by a majority of the full Board of Directors, the Chairman of the Board or any holder or holders of at least 40% of any class of the Company's outstanding capital stock then entitled to vote at the meeting.

     The Company's Bylaws provide that the number of directors will be fixed from time to time by the stockholders or the Board of Directors. The number of directors is currently fixed at four.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware General Corporation Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that it shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ________________.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding ________ shares of Common Stock (assuming no exercise of the Over-allotment Option), and _____ shares of Common Stock will be reserved for issuance upon the exercise of outstanding stock options pursuant to the Incentive Plan, the 1998 Plan and the Directors Plan. The shares of Common Stock sold in the Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares of Common Stock held by an "affiliate" of the Company (an "Affiliate") within the meaning of Rule 144 under the Securities Act of 1933 will be subject to the resale limitations of Rule 144. The remaining ______ shares outstanding upon completion of the Offering, including _______ shares of Common Stock held by the Selling Stockholders (_______ shares if the Over-allotment Option is exercised in full), are "restricted securities" as the term is defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including any Affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the reported average weekly trading volume of the Common Stock on national securities exchanges during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain requirements regarding the manner of sale, notice and the availability of current public information about the Company. In addition, a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     The Company, its executive officers, and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Smith Barney Inc. for a period of 180 days after the date of this prospectus. Such restrictions will not affect the ability of the Company to grant stock options for Common Stock pursuant to the Incentive Plan, the 1998 Plan or the Directors Plan, or to issue Common Stock pursuant to the exercise of stock options currently outstanding or granted pursuant to the Incentive Plan, the 1998 Plan or the Directors Plan. See "Underwriting."

                                 UNDERWRITING

     Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof, each of the Underwriters, for whom Smith Barney, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Friedman, Billings, Ramsey & Co., Inc. and Goldman, Sachs & Co. are acting as representatives (the "Representatives"), has severally agreed to purchase, and the Selling Stockholders have agreed to sell to each Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below:

          UNDERWRITERS                                                             Number of Shares
          ------------                                                             ----------------
          Smith Barney Inc. .......................................................
          Donaldson, Lufkin & Jenrette Securities Corporation......................
          Friedman, Billings, Ramsey & Co., Inc....................................
          Goldman, Sachs & Co......................................................

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock included in the Offering (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a price that represents a concession not in excess of $______ per share below the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $______ per share to other U.S. Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock offered hereby, the public offering price and other selling terms may be changed by the Underwriters.

     The Principal Selling Stockholder has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of __________ additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus. The Underwriters may exercise such option to purchase additional shares of Common Stock solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock set forth opposite the Underwriters' names in the preceding table bears to the total number of shares in such table.

     The Company, the Selling Stockholders, and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company and the Selling Stockholders have agreed, subject to certain limited exceptions, that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or, in the case of the Company, grant any options or warrants to purchase Common Stock. In addition, all of the directors (other than those resigning in connection with the Offerings) and executive officers of the Company have agreed to the same restriction for a period beginning on the date of this Prospectus and ended on _____________, 1998.

     Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

     No action has been or will be taken in any jurisdiction by the Company, the Selling Stockholders or the Underwriters that would permit any offering to the general public of the shares of Common Stock offered hereby in any jurisdiction other than the United States.

     Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     In connection with the Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby if the Underwriters purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter, the underwriting syndicate may require the Underwriter in question to purchase the Common Stock in question at a cost price to the syndicate or may recover from (or decline to pay to) the Underwriter in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     [In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates] have performed, and may in the future perform, investment banking or commercial banking services for the Company.]

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Washington, DC. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, NY.

                                    EXPERTS

     The audited financial statements and schedule as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC, Washington, DC 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the SEC. The Registration Statement, including all exhibits thereto and amendments thereof, are available on this World Wide Web site.

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants.................................. F-2

Balance Sheets as of December 31, 1996 and 1997, as of March 31, 1998 and
  Pro Forma as of March 31, 1998.......................................... F-3

Statements of Operations for the years ending December 31, 1995,
  1996 and 1997, and the three months ending March 31, 1997 and 1998...... F-4

Statements of Changes in Stockholder's Deficit for the years ending
  December 31, 1995, 1996 and 1997, and the three months ending
  March 31, 1998.......................................................... F-5

Statements of Cash Flows for the years ending December 31, 1995, 1996, and 1997, and the three months ending March 31, 1997 and 1998........... F-6

Notes to Financial Statements............................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of The Corporate Executive Board Company:

We have audited the accompanying balance sheets of The Corporate Executive Board Company (formerly the Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) as of December 31, 1996 and 1997, and the related statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Corporate Executive Board Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                               /s/ ARTHUR ANDERSEN LLP


Washington, D.C.
July 24, 1998

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (formerly The Corporate Advisory Board Company)

                                BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    ASSETS


                                                                  DECEMBER 31,                             PRO FORMA
                                                             --------------------       MARCH 31,          MARCH 31,
                                                                 1996     1997           1998                 1998
                                                             --------- ----------   --------------     --------------
                                                                                      (UNAUDITED)       (UNAUDITED)
Current assets:
  Cash and cash equivalents                                  $     -     $ 8,937        $13,349            $10,192
  Marketable securities                                            -       3,754          3,960              3,960
  Membership fees receivable, net                             13,894      15,796          7,869              7,869
  Deferred income taxes                                          956       1,150            992              4,801
  Deferred incentive compensation (Note 2)                       870       1,096          1,168              1,168
  Prepaid expenses and other current assets                      -           122            380                380
  Receivable from affiliate                                    5,682        -              -                  -
  Receivable from stockholder (Note 10)                          -         6,500          6,500              6,500
                                                             -------     -------       --------            -------
          Total current assets                                21,402      37,355         34,218             34,870
                                                             -------     -------       --------            -------
PROPERTY AND EQUIPMENT, net                                    1,705       2,513          2,342              2,342
                                                             -------     -------        -------            -------
          Total assets                                       $23,107     $39,868        $36,560            $37,212
                                                             =======     =======        =======            =======

                     LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES:
  Deferred revenues                                          $21,696     $31,474        $29,784            $29,784
  Accounts payable and accrued liabilities                     1,098       2,082          2,359              2,359
  Accrued incentive compensation                               1,534       1,899          2,060              2,060
  Payable to affiliate                                           -         1,507            654                654
  Stock option repurchase liability (Note 9)                   1,719       5,398          3,059              3,059
                                                             -------    --------        -------            -------
          Total current liabilities                           26,047      42,360         37,916             37,916
                                                             -------    --------        -------            -------
OTHER LIABILITIES:
  Long-term stock option repurchase liability (Note 9)         4,471       2,550          2,752              4,809
                                                             -------    --------        -------            -------
          Total liabilities                                   30,518      44,910         40,668             42,725
                                                             -------    --------        -------            -------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)

STOCKHOLDER'S DEFICIT (Note 9):

Class A Voting Common Stock, $0.01 par value;
  1,000 shares authorized, issued and outstanding
  as of December 31, 1997 and March 31, 1998                       -          -              -                  -
Class B Nonvoting Common Stock, $0.01 par value;
  1,399,000 shares authorized and 726,000 shares
  issued and outstanding as of December 31, 1997,
  and March 31, 1998                                               -          7              7                  7
Additional paid-in capital                                         -      2,764          2,764              2,764
Deferred compensation                                              -     (1,459)        (1,303)            (1,303)
Accumulated deficit                                           (7,411)    (6,354)        (5,576)            (6,981)
                                                           ---------    -------        -------           --------
          Total stockholder's deficit                         (7,411)    (5,042)        (4,108)            (5,513)
                                                           ---------    -------        -------           --------
          Total liabilities and stockholder's deficit        $23,107    $39,868        $36,560            $37,212
                                                           =========    =======        =======           ========

     The accompanying notes are an integral part of these balance sheets.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
               (formerly The Corporate Advisory Board Company)

                           STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    THREE MONTHS
                                                                  YEAR ENDING DECEMBER 31,         ENDING MARCH 31,
                                                             ----------------------------------   ------------------
                                                               1995       1996         1997         1997      1998
                                                             --------   ---------     --------    -------   --------
                                                                                                      (UNAUDITED)
REVENUES                                                    $ 17,547      $27,283      $38,669      $8,794   $11,598

COSTS AND EXPENSES:
   Cost of services                                           10,849       15,078       20,036       4,366     5,323
   Member relations and marketing                              5,275        6,677        8,106       1,667     2,352
   General and administrative                                  2,589        3,832        5,660       1,787     1,468
   Depreciation                                                  233          452          722         150       177
   Stock option restructuring and repurchase
      (Note 9)                                                 9,390        1,473        3,063       1,032       409
                                                             --------   ---------     --------    --------  --------
                                                              28,336       27,512       37,587       9,002     9,729
                                                             --------   ---------     --------    --------  --------
INCOME (LOSS) FROM OPERATIONS                                (10,789)        (229)       1,082        (208)    1,869

INTEREST INCOME                                                    -            -          122           -       161
                                                             --------   ---------     --------    --------  --------
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR STATE
   INCOME TAXES                                              (10,789)        (229)       1,204        (208)    2,030

PROVISION (BENEFIT) FOR STATE INCOME TAXES                    (1,076)         (23)         120         (20)      202
                                                             --------   ---------     --------    --------  --------
NET INCOME (LOSS)                                            $(9,713)   $    (206)    $  1,084    $   (188)    1,828
                                                             ========   ==========    ========    ========  ========
HISTORICAL NET INCOME (LOSS) PER SHARE-BASIC
(NOTE 2)                                                     $(13.36)   $   (0.28)    $   1.49    $  (0.26)  $  2.51
                                                             ========   =========     ========    ========  ========
WEIGHTED-AVERAGE SHARES OUTSTANDING-BASIC
(NOTE 2)                                                         727          727          727         727       727
                                                            =========   =========     ========    ========  ========
HISTORICAL NET INCOME (LOSS) PER SHARE-DILUTED
(NOTE 2)                                                     $(13.36)   $   (0.28)    $   1.28    $  (0.26)  $  2.07
                                                            =========   =========     ========    ========  ========
WEIGHTED-AVERAGE SHARES OUTSTANDING-DILUTED
(NOTE 2)                                                         727          727          850         727       883
                                                            =========   ===========   ========    ========  ========

PRO FORMA STATEMENT OF OPERATIONS
  DATA (UNAUDITED) (NOTE 2):
    Income (loss) before provision (benefit) for
       income taxes, as reported                            $(10,789)   $      (229)  $  1,204    $   (208)  $ 2,030

    Pro forma income tax provision (benefit)                  (4,316)           (92)       482         (83)      812
                                                            ---------   -----------   --------    --------  --------
    Pro forma net income (loss)                             $ (6,473)   $      (137)  $    722     $  (125)  $ 1,218
                                                            =========   ===========   ========    ========  ========

    Pro forma net income (loss) per share-
       basic                                                $  (8.90)   $     (0.19)  $   0.99     $ (0.17)  $  1.68
                                                            =========   ===========   ========    ========  ========
     Pro forma net income (loss) per share-
       diluted                                              $  (8.90)      $  (0.19)  $   0.85    $  (0.17)  $  1.38
                                                            =========   ===========   ========    ========  ========

       The accompanying notes are an integral part of these statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (formerly the Corporate Advisory Board Company)

                STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT
 FOR THE YEARS ENDING DECEMBER 31, 1995, 1996, AND 1997, AND THE THREE MONTHS
                             ENDING MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         CLASS A  VOTING        CLASS B NONVOTING      ADDITIONAL
                                                           COMMON STOCK            COMMON STOCK         PAID-IN      DEFERRED
                                                     ----------------------   ---------------------
                                                       SHARES      AMOUNT       SHARES     AMOUNT       CAPITAL     COMPENSATION
                                                     ----------  ----------   ----------  ---------    ----------   -------------
BALANCE AT DECEMBER 31, 1994                             -           $-            -          $-         $-            $-
  Net loss                                               -            -            -           -          -             -
                                                      ------       ------      -------      ------     ------       -------
BALANCE AT DECEMBER 31, 1995                             -            -            -           -          -             -
  Net loss                                               -            -            -           -          -             -
                                                      ------       ------      -------      ------     ------       -------
BALANCE AT DECEMBER 31, 1996                             -            -            -           -          -             -
  Distributions to stockholder                           -            -            -           -          -             -
  Division Spin-Off (Note 2)                           1,000          -        726,000         7          -             -
  Deferred compensation pursuant to
    substitution of stock options                        -            -            -           -        2,764        (1,459)

  Net income                                             -            -            -           -          -             -
                                                      ------       ------      -------      ------     ------       -------
BALANCE AT DECEMBER 31, 1997                           1,000          -        726,000         7        2,764        (1,459)
  Distributions to stockholder (unaudited)               -            -            -           -          -             -
  Amortization of deferred compensation (unaudited)      -            -            -           -          -             -
  Net income (unaudited)                                 -            -            -           -          -             156
                                                      ------       ------      -------      ------     ------       -------
BALANCE AT MARCH 31, 1998 (UNAUDITED)                  1,000         $-        726,000        $7       $2,764       $(1,303)
                                                      ======       ======      =======      ======     ======       =======

                                                       ACCUMULATED
                                                         DEFICIT          TOTAL
                                                       -----------      ---------
BALANCE AT DECEMBER 31, 1994                             $ 2,508         $ 2,508
  Net loss                                                (9,713)         (9,713)
                                                        --------        --------
BALANCE AT DECEMBER 31, 1995                              (7,205)         (7,205)
  Net loss                                                  (206)           (206)
                                                        --------        --------
BALANCE AT DECEMBER 31, 1996                              (7,411)         (7,411)
  Distributions to stockholder                               (20)            (20)
  Division Spin-Off (Note 2)                                  (7)            -
  Deferred compensation pursuant to
    substitution of stock options                            -             1,305
  Net income                                               1,084           1,084
                                                        --------        --------
BALANCE AT DECEMBER 31, 1997                              (6,354)         (5,042)
  Distributions to stockholder (unaudited)                (1,050)         (1,050)
  Amortization of deferred compensation (unaudited)          -               156
  Net income (unaudited)                                   1,828           1,828
                                                        --------        --------
BALANCE AT MARCH 31, 1998 (UNAUDITED)                    $(5,576)        $(4,108)
                                                        ========        ========

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (formerly The Corporate Advisory Board Company)

                           STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                                                            THREE MONTHS
                                                                            YEAR ENDING                        ENDING
                                                                            DECEMBER 31,                      MARCH 31,
                                                               ------------------------------------    ----------------------
                                                                 1995          1996          1997         1997         1998
                                                               --------      -------       --------    ---------     --------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                            $ (9,713)     $  (206)      $  1,084    $    (188)    $  1,828
  Adjustments to reconcile net income to net cash flows
   provided by operating activities-
     Depreciation                                                   233          452            722          150          177
     Option repurchase and restructuring                          9,390        1,473          3,063        1,032          409
     Changes in assets and liabilities:
       Membership fees receivable, net                           (4,154)      (3,356)        (1,902)       1,793        7,927
       Deferred income taxes                                       (785)         144           (194)           -          158
       Deferred incentive compensation                             (464)         218           (226)          (9)         (72)
       Prepaid expenses and other
         current assets                                               -            -           (122)           -         (258)
       Deferred revenues                                          5,804        6,314          9,778       (1,917)      (1,690)
       Accounts payable and accrued liabilities                     611          121            984          695          277
       Accrued incentive compensation                               491          342            365         (272)         161
                                                               --------      -------       --------    ---------     --------
          Net cash flows provided by
           operating activities                                   1,413        5,502         13,552        1,284        8,917
                                                               --------      -------       --------    ---------     --------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Purchases of property and equipment                              (818)        (776)        (1,530)        (607)          (6)
  Purchases of marketable securities                                  -            -         (3,754)           -         (206)
  Receivable from stockholder                                         -            -         (6,500)           -            -
                                                               --------      -------       --------    ---------     --------
          Net cash flows used in investing activities              (818)        (776)       (11,784)        (607)        (212)
                                                               --------      -------       --------    ---------     --------

CASH FLOWS (USED FOR) PROVIDED BY FINANCING ACTIVITIES:
  Change in payable to/receivable from affiliate                    574       (1,221)         7,189         (677)        (853)
  Distributions to stockholder                                        -            -            (20)           -       (1,050)
  Stock option repurchases                                       (1,169)      (3,505)             -            -       (2,390)
                                                               --------      -------       --------    ---------     --------
          Net cash flows (used in) provided by financing
           activities                                              (595)      (4,726)         7,169         (677)      (4,293)
                                                               --------      -------       --------    ---------     --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             -            -          8,937            -        4,412

Cash and cash equivalents, beginning of period                        -            -              -            -        8,937
                                                               --------      -------       --------    ---------     --------
Cash and cash equivalents, end of period                       $      -      $     -       $  8,937    $       -     $ 13,349
                                                               ========      =======       ========    =========     ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for-
     State income taxes                                        $      -      $     -       $     90    $       -      $    35
                                                               ========      =======       ========    =========      =======

       The accompanying notes are an integral part of these statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (formerly The Corporate Advisory Board Company)

                         NOTES TO FINANCIAL STATEMENTS
       (INFORMATION AS OF MARCH 31, 1998, AND FOR THE THREE MONTHS ENDING
                     MARCH 31, 1997 AND 1998, IS UNAUDITED)

1. BASIS OF ACCOUNTING AND BUSINESS DESCRIPTION:

The Corporate Executive Board Company (the "Company", formerly The Corporate Advisory Board Company) was incorporated on September 11, 1997, under the laws of the State of Delaware. The Company's business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to the Company and spun-off (the "Spin Off") to The Advisory Board Company's sole stockholder. On October 31, 1997, all of the outstanding shares of the Company were distributed as a dividend to the sole stockholder of The Advisory Board Company. The Company is structured as an "S" corporation, with ownership maintained by a sole stockholder. The Company and The Advisory Board Company are wholly-owned by the same stockholder. The accompanying financial statements represent the accounts of the Company as if it had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements.

The Company provides "best practices" research and analysis focusing on corporate strategy, operations and general management issues. The Company provides its research and analysis to corporations on an annual subscription basis. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the Company's databases.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL INFORMATION (UNAUDITED)

The interim financial data as of March 31, 1998, and for the three months ending March 31, 1997 and 1998, have been prepared by the Company, without audit, and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of interim period results. The results of operations for the three months ending March 31, 1998, are not necessarily indicative of the results to be expected for the full year.

SPIN-OFF PRESENTATION

Prior to the Spin-Off, the Company did not maintain separate bank accounts and all cash receipts and disbursements were made via The Advisory Board Company and reflected as changes in receivable from (payable to) affiliate. Subsequent to the Spin-Off, the Company is responsible for its own cash management and records amounts owed to The Advisory Board Company in payable to affiliate. The Company settles the amounts due to The Advisory Board Company for certain common vendor costs and under an Administrative Services Agreement (Note 3), and amounts due to DGB Enterprises, Inc., for management cost allocations (Note 3), at least quarterly.

REVENUE AND COMMISSION EXPENSE RECOGNITION

Membership fees are recognized ratably over the term of the related membership, which is generally twelve months. Membership fees are generally billable when a letter of agreement is signed by the member. Certain membership fees are billed on an installment basis (Note 4).

The Company's policy is to record the full amount of membership fees receivable and related deferred revenue when a letter of agreement is signed by a member. Certain incentive compensation expenses related to the negotiation of new and renewal memberships are deferred and are amortized over the term of the related memberships.

NET INCOME (LOSS) PER SHARE

In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued after December 15, 1997. SFAS No. 128 requires dual presentation of basic and diluted net income per share. Basic net income per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share includes the impact of dilutive securities, such as options, warrants and convertible debt or preferred equity securities. Options outstanding as of December 31, 1995 and 1996, and March 31, 1997, were not included in calculating diluted net income per share because they were anti-dilutive. As a result, there is no difference between the amounts of basic and diluted net income per share for those periods.

In February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98 ("SAB 98") concerning the computation of earnings per share. Among other things, SAB 98 affects companies that issued shares of stock within twelve months of an initial public offering ("IPO"), and/or converted from an "S" corporation to a "C" corporation for Federal income tax purposes. SAB 98 requires that in addition to reporting pro forma net income per share for the effect of the change in tax status, companies also report actual historical net income per share. Further, prior to the issuance of SAB 98, stock and stock options issued within twelve months of an IPO below the IPO price were treated as if outstanding for all periods presented, calculated using the treasury stock method. SAB 98 has discontinued this treatment for such issuances when the issuance price was considered more than nominal ("nominal issuances"). The Company has determined that the issuances of stock and stock options within twelve months of the IPO were not nominal issuances. SAB 98 was effective upon its issuance and has been applied in the accompanying financial statements for all periods presented. Weighted-average shares outstanding for the years ending December 31, 1995, 1996 and 1997, and the three months ending March 31, 1997 and 1998, were calculated assuming that the capital structure established at the date of the Spin-Off was in effect during those periods.

                                                                                          THREE
                                                                                          MONTHS
                                                             YEAR ENDING                  ENDING
                                                             DECEMBER 31,                MARCH 31,
                                                      ---------------------------    -----------------
                                                        1995      1996      1997      1997       1998
                                                      -------   --------  -------    ------    -------
                                                                                        (unaudited)
Weighted-average common shares
 outstanding-basic                                        727        727      727       727        727
Dilutive effect of stock options                            -          -      123         -        156
                                                      -------   --------  -------    ------    -------
Weighted-average common and equivalent shares
 outstanding -  diluted                                   727        727      850       727        883
                                                      =======   ========  =======    ======    =======

PRO FORMA STATEMENTS OF OPERATIONS DATA (UNAUDITED)

Prior to the closing of the initial public offering, the Company will terminate its status as an "S" corporation and will be subject to Federal and state taxes at prevailing corporate rates. Accordingly, pro forma unaudited net income
(loss) and net income (loss) per share are based on the assumption that the Company's "S" corporation status was terminated at the beginning of each period. The Company has provided income taxes on a pro forma basis as if it were a subchapter "C" corporation for all periods presented utilizing an effective rate of 40%.

PRO FORMA BALANCE SHEET (UNAUDITED)

The unaudited pro forma balance sheet as of March 31, 1998, reflects (1) the distribution of previously undistributed "S" corporation earnings taxed or taxable to the Company's sole stockholder of approximately $3.2 million based on earnings through March 31, 1998, but does not include the amount to be distributed for "S" corporation earnings from April 1, 1998, through the termination of the Company's "S" corporation election upon completion of the initial public offering, (2) termination of the Company's "S" corporation election and the adjustment of the Company's deferred income tax asset of approximately $3.8 million as of March 31, 1998, and (3) the amendment of the Liquid Markets Agreements (see Note 9), which eliminate future employment requirements as a condition for payment, resulting in an increase in the long-term option repurchase liability of $2.1 million as of March 31, 1998. The pro forma adjustments give effect to transactions that will occur upon completion of the Company's initial public offering.

CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, marketable securities, and membership fees receivable. The Company maintains cash and cash equivalents and marketable securities with quality financial institutions. Marketable securities consist of diversified holdings of high-grade municipal and corporate bonds. The concentration of credit risk with respect to membership fees receivable is generally diversified due to the large number of entities comprising the Company's membership base. The Company performs periodic evaluations of the financial institutions, securities investments, and its membership base and establishes allowances for potential credit losses.

The Company generates revenue from customers located outside the United States. For the years ending December 31, 1995, 1996, and 1997, and the three months ending March 31, 1997 and 1998, approximately 28%, 29%, 31%, 31%, and 32% of revenue, respectively, was generated from customers outside the United States. Sales to customers in European countries for the years ending December 31, 1995, 1996, and 1997, and the three months ending March 31, 1997 and 1998, were approximately 10%, 12%, 13%, 13%, and 14%, respectively, with no other geographic area representing more than 10% of revenue in any period. No one customer accounted for more than 2% of revenues for any period presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of current assets and current liabilities approximates their carrying value due to their short maturity. The fair value of the long-term portion of stock option repurchase liability was approximately $2.2 million as of December 31, 1997, utilizing a discount rate of 7%.

LONG-LIVED ASSETS

Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends, and other available information in assessing whether the carrying value of the assets is impaired. The Company believes that no such impairment existed as of December 31, 1996, 1997, and March 31, 1998.

PROPERTY AND EQUIPMENT

Furniture, fixtures, and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years.

INCOME TAXES

The sole stockholder has elected that the Company be treated as an "S" corporation for Federal income tax purposes, whereby taxable income or losses flow through to, and are reportable by, the individual stockholder.
Accordingly, no provision has been made for Federal income taxes in the accompanying audited financial statements. The District of Columbia as well as several states, however, do not recognize "S" corporation status. Income taxes related to the District of Columbia and other states are calculated for the Company on a separate return basis for all periods presented using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The unaudited pro forma information included in the statement of operations reflects income tax expense as if the Company had been a stand-alone "C" corporation for all periods presented.

PRODUCT DEVELOPMENT

Costs related to the identification and development of new programs are expensed when incurred.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

Marketable securities that mature within three months of purchase are considered cash equivalents. Investments with maturities of more than three months are classified as marketable securities. As of December 31, 1997, and March 31, 1998, the Company's marketable securities were municipal and corporate bonds. These bonds are classified as trading securities in accordance with SFAS No. 115, "Accounting for Certain Investments in

Debt and Equity Securities." Accordingly, the carrying value of these bonds is adjusted to fair value, with unrealized gains and losses included in the statements of operations. At December 31, 1997, and March 31, 1998, the fair value of marketable securities approximated historical cost.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company adopted both of these standards during the three months ending March 31, 1998.

SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income," reported net income is the same as "total comprehensive income" for the three months ending March 31, 1997 and 1998.

SFAS No. 131 requires an entity to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim financial reporting purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, such adoption will not impact the Company's results of operations or financial position, since it relates only to disclosures.

3. TRANSACTIONS WITH AFFILIATES:

ADMINISTRATIVE SUPPORT AND MANAGEMENT SERVICES

The Advisory Board Company, which is controlled by the same sole shareholder as the Company, provides the Company with administrative support services. Subsequent to the Spin-Off, fees are charged to the Company for these services in accordance with an Administrative Services Agreement (the "ASA"). The term of the ASA is one year from October 31, 1997, with the Company having an option to extend for an additional year. The ASA provides for fees based on either direct costs, costs per certain transaction, headcount, or a fixed cost per month. For periods prior to the Spin-Off, the Company allocated the costs for administrative support services using methodologies designed to consistently apply the provisions of the ASA (e.g., direct costs, revenue activity drivers, or headcount). In management's opinion, the standard costs developed approximate the cost of internally providing or externally sourcing such services and, therefore, represent what the costs would be on a stand-alone basis.

Management cost allocations, consisting primarily of senior executive costs allocated by DGB Enterprises, Inc., a separate entity controlled by the Company's sole shareholder, are charged to the Company (pre and post Spin-Off) based on an allocation of time spent on the Company's activities by each executive monthly. In management's opinion, the allocations represent what the costs would be on a stand-alone basis.

RECEIVABLE FROM (PAYABLE TO) AFFILIATE

Activity in the receivable from (payable to) affiliate is as follows (in thousands):

                                                                               THREE MONTHS
                                               YEAR ENDING DECEMBER 31,       ENDING MARCH 31,
                                                1995     1996      1997      1997           1998
                                               -------  -------   -------   -------        -------
                                                                                (UNAUDITED)
Balance at beginning of period                 $ 5,035  $ 4,461   $ 5,682   $ 5,682        $(1,507)

Costs allocated to the Company-
  The Advisory Board Company                    (2,096)  (3,454)   (5,502)   (1,547)        (1,210)
  DGB Enterprises, Inc.                         (1,064)  (1,404)   (1,490)     (455)          (261)

Cash transfers from the Company to
  The Advisory Board Company                     2,586    6,079     4,079     2,679          5,074

Cash transfers to the Company from
  The Advisory Board Company                         -        -    (4,276)        -         (2,750)
                                               -------  -------   -------   -------        -------
Balance at end of period                       $ 4,461  $ 5,682   $(1,507)  $ 6,359        $  (654)
                                               =======  =======   =======   =======        =======

4. MEMBERSHIP FEES RECEIVABLE:

Membership fees receivable consist of the following (in thousands):

                                                                            AS OF                   AS OF
                                                                         DECEMBER 31,             MARCH 31,
                                                                     -------------------
                                                                      1996            1997           1998
                                                                     ------         -------     ---------------
                                                                                                  (UNAUDITED)
Billed fees receivable                                              $11,106         $12,734        $ 6,625
Installment fees receivable                                           3,188           4,062          2,444
                                                                    -------         -------        -------
                                                                     14,294          16,796          9,069
Allowance for doubtful accounts                                        (400)         (1,000)        (1,200)
                                                                    -------         -------        -------
          Membership fees receivable, net                           $13,894         $15,796        $ 7,869
                                                                    =======         =======        =======

Billed fees receivable represent invoiced membership fees. Installment fees receivable represent fees due to be billed to members who have elected to pay on an installment basis. Netted against revenues are provisions for bad debt of $0.06 million, $0.3 million, $0.6 million, and $0.2 million, for the years ending December 31, 1995, 1996, and 1997, and the three months ending March 31, 1998, respectively.

5. PROPERTY AND EQUIPMENT:

Property and equipment consists of the following (in thousands):

                                                                                   AS OF                  AS OF
                                                                               DECEMBER 31,             MARCH 31,
                                                                              -----------------
                                                                               1996      1997              1998
                                                                              ------    -------        ----------
                                                                                                     (UNAUDITED)
Furniture, fixtures, and equipment                                            $ 2,928   $ 4,458         $ 4,464
Accumulated depreciation                                                       (1,223)   (1,945)         (2,122)
                                                                              -------   -------         -------
          Property and equipment, net                                         $ 1,705   $ 2,513         $ 2,342
                                                                              ========  =======         =======

6. INCOME TAXES:

The provision (benefit) for state income taxes consists of the following (in thousands):

                                                                                          THREE MONTHS         THREE MONTHS
                                                     YEAR ENDING DECEMBER 31,           ENDING MARCH 31,     ENDING MARCH 31,
                                                    --------------------------
                                                     1995       1996      1997                 1997                 1998
                                                    -------   -------  --------        ------------------   ------------------
                                                                                           (UNAUDITED)          (UNAUDITED)
Current                                             $  (291)  $  (167) $    314                $ (20)                $  44
Deferred                                               (785)      144      (194)                   -                   158
                                                    -------   -------  --------                -----                 -----
          Provision (benefit) for state
           income taxes                             $(1,076)  $   (23) $    120                $ (20)                $ 202
                                                    =======   =======  ========                =====                 =====

The statutory state and effective tax rates reflected in the provision (benefit) for income taxes are both 9.975%. Deferred income taxes are provided for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The tax effect of these temporary differences is presented below (in thousands):

                                                                        AS OF DECEMBER 31,      AS OF MARCH 31,
                                                                        ------------------
                                                                        1996         1997             1998
                                                                        -------    -------      ---------------
                                                                                                  (UNAUDITED)
     Deferred state income tax assets:
       Deferred compensation agreements                                  $  617     $  923             $  726
       Unamortized Section 481(a) adjustment related to conversion to
        accrual basis tax reporting                                         162        ---                ---

       Allowance for doubtful accounts                                       44        100                120
       Compensation accrued for financial reporting purposes                153        189                205
       Other                                                                 65         47                 58
                                                                         ------     ------             ------
               Total deferred state income tax assets                     1,041      1,259              1,109
                                                                         ------     ------             ------
     Deferred state income tax liabilities:
       Deferred incentive compensation                                       85        109                117
                                                                         ------     ------             ------
               Net deferred state income tax assets                      $  956     $1,150             $  992
                                                                         ======     ======             ======

Management of the Company has determined that based upon the Company's expected future earnings it will more likely than not be able to fully recognize these net deferred state income tax assets.

7. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

The Company has entered an office space sublease agreement with The Advisory Board Company that is cancelable upon six months'notice. In 1998, the Company initiated plans to relocate its office facilities and negotiated a new lease with an unrelated third party. The lease will expire on June 30, 2009. The Company's estimated future minimum lease payments under these lease agreements (including the transition period) are as follows (in thousands):

           YEAR ENDING DECEMBER 31,
           ------------------------
           1998                                            $ 1,498
           1999                                              2,395
           2000                                              2,457
           2001                                              2,883
           2002                                              2,941
           Thereafter                                       21,281
                                                           -------
                      Total                                $33,455
                                                           =======

In conjunction with the new lease, the Company entered into a $1.3 million Letter-of-Credit Agreement to provide a security deposit for the office space lease. The Letter-of-Credit Agreement is collateralized by the Company's cash, accounts receivable and property and equipment.

Rent expense charged to operations during the fiscal years ending December 31, 1995, 1996, and 1997, was approximately $0.9 million, $1.3 million, and $1.6 million, respectively. Rent expense charged for the three months ending March 31, 1997 and 1998, was $0.3 million and $0.5 million, respectively.

8. BENEFIT PLANS:

In fiscal 1993, The Advisory Board Company began sponsoring a defined contribution 401(k) Plan (the "Plan") in which the Company's employees participate. Pursuant to the Plan, all employees who have reached the age of twenty-one are eligible to participate. The sponsor provides contributions equal to 25% of an employee's contribution up to a maximum of 4% of base salary. Contributions to the Plan for the Company's participants during the years ending December 31, 1995, 1996, and 1997, were approximately $36,000, $51,000 and
$79,000, respectively. Contributions for the three months ending March 31, 1997 and 1998, were $16,000 and $25,000, respectively.

9. STOCK OPTION PLANS:

BACKGROUND

On March 1, 1994, The Advisory Board Company adopted the Stock-Based Incentive Compensation Plan (the "Original Plan") to provide for granting of incentive stock options ("Original Options"). The Original Plan entitled certain employees to purchase shares of The Advisory Board Company's Class B Nonvoting Common Stock at a price at least equal to the fair market value of The Advisory Board Company's stock on the date of grant. The Original Options were exercisable on the date ten years after the date of grant, subject to acceleration upon the occurrence of certain events that would alter the current ownership of The Advisory Board Company, including an initial public offering or private sale.

LIQUID MARKETS AGREEMENTS

On March 31, 1995, The Advisory Board Company and existing optionees adopted the Liquid Markets Agreements ("LM Agreements") to provide the optionees an opportunity to (i) sell all or a portion of their Original Options to The Advisory Board Company immediately and/or (ii) modify all or a portion of their Original Options in accordance with the terms and conditions of the Continuing Stock-Based Incentive Compensation Plan, which is described below (the "Continuing Option Plan").

The LM Agreements provided for the designation of Original Options as described above and governed the payments to be made to the optionees for options sold ("Sold Options"). For the options elected to be sold, The Advisory Board Company was committed to pay an initial payment of $55 per option, minus the exercise price, in two installments (25% no later than

December 31, 1995, and 75% no later than December 31, 1996). The Advisory Board Company was also obligated to pay the optionee an additional payment (the "Earn Out Payment") based on The Advisory Board Company's income from operations for the fiscal year ending March 31, 1998.

In March 1997, The Advisory Board Company amended the LM Agreements to provide for (1) guaranteed versus variable Earn Out Payments, (2) revised payment schedules, (3) revised employment requirements, and (4) in limited instances, the ability to put current options retroactively into the Liquid Markets plan.

The accompanying financial statements present the compensation expense related to employees of the Company prior to and after the Spin-Off.

The Company recognized approximately $9.4 million, $1.5 million and $1.8 million in compensation expense related to the LM Agreements in years 1995, 1996, and 1997, respectively. Approximately $1.0 and $0.2 million were recognized for the three months ending March 31, 1997 and 1998, respectively.

The Company's obligation under the LM Agreements is reflected in stock option repurchase liability in the accompanying balance sheets. Earnings charges subsequent to March 31, 1998, related to this agreement are approximately $2.1 million. During the year ending December 31, 1997, the Company made no payments under the LM Agreements. During the three months ending March 31, 1998, the Company paid $2.3 million in accordance with the LM Agreements. Future cash commitments related to the LM Agreements are as follows (in thousands):

           YEAR ENDING DECEMBER 31,
           ------------------------
                    1998                     $ 5,398
                    1999                       1,670
                    2000                       3,140
                                             -------
                           Total             $10,208
                                             =======

STOCK-BASED INCENTIVE
COMPENSATION PLAN

Adopted on March 31, 1995, the Continuing Option Plan amended and restated the Original Plan and formalized the terms and conditions of the remaining modified options (the "Continuing Options"). In conjunction with the Spin-Off, The Advisory Board Company executed Substitution Agreements with each of the employees of the Company participating in the Continuing Option Plan. The Substitution Agreement provided for the exchange of The Advisory Board Company Continuing Options for options in the Company (the "Options") granted under the Company's Stock-Based Incentive Compensation Plan (the "Current Plan"), which was adopted at the time of the Spin-Off. The Options will generally be exercisable at the earlier of April 1, 2000, a sale of the Company, or upon an initial public offering of the Company's capital stock (50% one year after the offering, 30% two years after the offering and 20% three years after the offering). The Options expire between April 2001 and March 2009. Upon exercise, the following means of disposing of the stock will be available to the optionee:

(i) prior to an initial public offering, the exercise of a right by the optionee to sell the stock to the Company at fair market value after a minimum six-month holding period, (ii) prior to an initial public offering, the exercise of a right to sell the stock to a purchaser upon a sale of the Company, (iii) the open market sale after an initial public offering of the Company's capital stock, or (iv) prior to an initial public offering, the exercise of a right by the Company to redeem the stock at fair market value.

The Current Plan provides for the issuance of options to purchase up to 400,000 shares of Class B Nonvoting Common Stock. As of March 31, 1998, a total of 122,800 shares were available for future awards under this plan.

The terms of the Substitution Agreement resulted in a new measurement date for 107,900 options held by employees of the Company, resulting in the recognition of compensation expense. The compensation expense is being recognized over the related vesting period. The compensation expense is reflected in stock option restructuring and repurchase in the accompanying statements of operations and was $1.3 and $0.2 million for the year ending December 31, 1997, and the three months ending March 31, 1998, respectively. The Company will recognize the remaining $1.3 million over the vesting period, which is subject to acceleration, as described above, in the event of an initial public offering. The recognition of compensation expense was not required on the remaining 82,674 options outstanding at the time of the Spin-Off under the provisions of EITF No. 90-9.

TRANSACTIONS

A summary of changes in common stock options under the Original Plan, the Continuing Option Plan, and the Current Plan is as follows:

                                                       NUMBER            EXERCISE PRICE           WEIGHTED-AVERAGE
                                                     OF OPTIONS            PER SHARE               EXERCISE PRICE
                                                    ------------        ----------------         ------------------
THE ADVISORY BOARD COMPANY ORIGINAL OPTIONS:
  Outstanding at December 31, 1994                     129,100            $15.00 - $30.00            $16.25
     Options granted                                   144,475            $50.00 - $63.00            $51.64
     Options sold under LM Agreement                  (111,100)           $15.00 - $30.00            $15.99
                                                      --------            ---------------            ------
  Outstanding at December 31, 1995                     162,475            $15.00 - $63.00            $47.91
     Options granted                                    12,000            $63.00 - $70.00            $65.92
                                                      --------            ---------------            ------
  Outstanding at December 31, 1996                     174,475            $15.00 - $70.00            $49.15
     Options granted                                    17,500            $    74.00                 $74.00
     Options sold under LM Agreement                   (18,000)           $15.00 - $30.00            $17.92
     Options canceled                                   (5,000)           $    63.00                 $63.00
                                                      --------            --------------             ------
  Outstanding prior to Spin-Off Transaction            168,975            $15.00 - $74.00            $53.59
                                                      ========            ==============             ======
COMPANY OPTIONS:
  Outstanding subsequent to Spin-Off
   Transaction and related substitution                190,574            $1.00 - $22.00             $13.20
     Options granted                                    81,826            $35.00 - $47.00            $37.53
                                                       -------            --------------             ------
  Outstanding at December 31, 1997                     272,400            $1.00 - $47.00             $20.51
     Options granted (unaudited)                         4,800            $   47.00                  $47.00
                                                       -------            --------------             ------
Outstanding at March 31, 1998 (unaudited)              277,200            $1.00 - $47.00             $20.97
                                                       =======            ==============             ======

Exercise prices for options outstanding at March 31, 1998, are as follows (unaudited):

                             NUMBER OUTSTANDING AS
                                       OF                WEIGHTED-AVERAGE
                                   MARCH 31,           REMAINING CONTRACTUAL        WEIGHTED-AVERAGE
 RANGE OF EXERCISE PRICES             1998                  LIFE-YEARS               EXERCISE PRICE
 ------------------------   ----------------------     ---------------------        ----------------
$  1.00 - $  1.00                 10,000                       5.08                     $ 1.00
$  5.00 - $  7.00                 40,500                       5.08                     $ 5.26
$ 10.00 - $ 15.00                 26,000                       5.08                     $12.87
$ 16.00 - $ 22.00                114,074                       7.62                     $17.17
$ 35.00 - $ 35.00                 66,526                       5.54                     $35.00
$ 47.00 - $ 47.00                 20,100                       5.08                     $47.00
-----------------               --------                      -----                    -------
$  1.00 - $ 47.00                277,200                       6.24                     $20.97
=================               ========                      =====                    =======

As of March 31, 1998, 3,213 of the options that have been granted are exercisable.

The Company has elected to account for stock and stock rights in accordance with APB No. 25. SFAS No. 123, "Accounting for Stock Based Compensation," established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company has elected not to adopt SFAS No. 123 for expense recognition purposes.

Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair values of options granted during the years ended December 31, 1995, 1996 and the three months ending March 31, 1997, were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 6.5%; no dividend yield; weighted-average expected lives of the option of five years, and expected volatility of 50%. The fair values of options granted during the year ended December 31, 1997, and the three months ending March 31, 1998, were estimated under the same method, with the following weighted-average assumptions: risk free interest rate of 5.5%; no dividend yield; weighted-average expected lives of the options of three years, and expected volatility of 50%.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics that are significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock rights.

The weighted-average fair values of The Advisory Board Company original options granted during the years ended December 31, 1995, 1996, from January 1 to the date of the Spin-Off, and during the three months ending March 31, 1997, were $26.72, $34.11, $37.23, and $37.23 per share, respectively. The weighted-average fair values of Company options granted from the date of the Spin-Off to December 31, 1997, and the three months ending March 31, 1998, were $21.90 and $18.37, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. If the Company had used the fair value accounting provisions of SFAS No. 123, the pro forma net loss for 1995 and 1996, would have been approximately $9.9 million and $0.6 million, or $13.60 and $0.80 per share (basic and diluted on a historical basis), respectively. Pro forma net income for 1997 would have been approximately $1.0 million or $1.39 per share (basic historical) and $1.19 per share (diluted - historical). Pro forma net loss for the three months ending March 31, 1997, would have been approximately $0.3 million, or $0.40 per share (basic and diluted on a historical basis). Pro forma net income for the three months ending March 31, 1998, would have been approximately $1.7 million or $2.40 per share (basic-historical) and $1.97 per share (diluted-historical). The provisions of SFAS No. 123 may not necessarily be indicative of future results.

10. RECEIVABLE FROM STOCKHOLDER:

The Company holds a promissory note in the amount of $6.5 million from its principal stockholder. The note bears interest at a rate of 7% payable semiannually on each May 1 and November 1; the principal sum is due and payable on October 31, 2007. The Company expects this note to be repaid in 1998 using proceeds from the initial public offering and, accordingly, has classified it as current in the accompanying balance sheets.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of The Corporate Executive Board Company:

We have audited, in accordance with generally accepted auditing standards, the financial statements of The Corporate Executive Board Company (formerly The Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) included in this registration statement and have issued our report thereon dated July 24, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The
Schedule II -- Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                        /s/ ARTHUR ANDERSEN LLP

Washington, D.C.
July 24, 1998

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (formerly The Corporate Advisory Board Company)

                 SCHEDULE II  VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                        ADDITIONS       ADDITIONS
                                       BALANCE AT      CHARGED TO      CHARGED TO      DEDUCTIONS       BALANCE AT
                                        BEGINNING       COSTS AND         OTHER           FROM            END OF
                                         OF YEAR        EXPENSES        ACCOUNTS         RESERVE           YEAR
                                      ------------    ------------    -------------    -----------     ------------
Year ending December 31, 1995
     Allowance for doubtful accounts          $ 35          $  322          $    -           $ 263           $   94
                                          --------        --------        ---------       --------        ---------

                                              $ 35          $  322          $    -           $ 263           $   94
                                          ========        ========        =========       ========        =========

Year ending December 31, 1996
     Allowance for doubtful accounts          $ 94          $  715          $    -           $ 409           $  400
                                          --------        --------        ---------       --------        ---------
                                              $ 94          $  715          $    -           $ 409           $  400
                                          ========        ========        =========       ========        =========
Year ending December 31, 1997
     Allowance for doubtful accounts          $400          $1,180          $    -           $ 580           $1,000
                                          --------        --------        ---------       --------        ---------
                                              $400          $1,180          $    -           $ 580           $1,000
                                          ========        ========        =========       ========        =========

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                ______________

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.............................................................
Risk Factors...................................................................
Certain Transactions Prior to the Offering.....................................
Use of Proceeds................................................................
Dividend Policy................................................................
Capitalization.................................................................
Selected Financial Data........................................................
Management's Discussion and Analysis of Financial
 Condition and Results of Operation............................................
Business.......................................................................
Management.....................................................................
Certain Relationships and Transactions.........................................
Principal and Selling Stockholders.............................................
Description of Capital Stock...................................................
Shares Eligible for Future Sale................................................
Underwriting...................................................................
Legal Matters..................................................................
Experts........................................................................
Additional Information.........................................................
Index to Financial Statements..................................................

Until        , 1998 (25 days after the commencement of the Offering) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


                             ______________ Shares

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                                 Common Stock

                                    [LOGO]

                                ______________

                                  PROSPECTUS

                                 _______, 1998

                             Salomon Smith Barney

                         Donaldson, Lufkin & Jenrette

                    Friedman, Billings, Ramsey & Co., Inc.

                             Goldman, Sachs & Co.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the Offering (all of which will be borne by the Company), are as follows:

     EXPENSES                                                    AMOUNT
     --------                                                    ------
     Securities and Exchange Commission registration fee........  57,525
     NASD filing fee............................................  20,000
     Nasdaq listing fees........................................
     Printing expenses..........................................
     Accounting fees and expenses...............................
     Legal fees and expenses.................................... 500,000
     Blue Sky fees and expenses.................................   5,000
     Transfer agent's fees and expenses.........................
     Miscellaneous..............................................
     Total......................................................





     ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the Delaware General Corporation Law further provides that
(i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith;
(ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. In addition, the Bylaws of the Company contain provisions indemnifying the directors, officers, employees and agents of the Company to the fullest extent permitted by the Delaware General Corporation Law. Any indemnification under the Company's Bylaws is subject to a prior determination by a majority of the directors of the Company who are not party to the underlying action that the person seeking indemnification has met the applicable standard of conduct.

     Under the provisions of the Company's Bylaws, expenses incurred by an officer or director in defending a civil or criminal suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

     The Company may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability which may be asserted against such person.

     [The Company anticipates obtaining a policy of directors' and officers' liability insurance prior to the closing of the Offering.]

     ITEM 15.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

1.1              --Form of Underwriting Agreement.*
3.1              --Second Amended and Restated Certificate of Incorporation of the Company.*
3.2              --Amended and Restated Bylaws of the Company.*
4.1              --Specimen Common Stock Certificate.*
5.1              --Opinion of Gibson, Dunn & Crutcher LLP.*
10.1             --Employment Agreement, dated ___ __, 1998, between the Company and James J. McGonigle.*
10.2             --Employment Agreement, dated ___ __, 1998, between the Company and Harold L. Siebert.*
10.3             --Employment Agreement, dated ___ __, 1998, between the Company and Michael A. D'Amato.*
10.4             --The Corporate Executive Board Company Stock-Based Incentive Compensation Plan.*
10.5             --Directors' Stock Plan.*
10.6             --1998 Stock Option Plan.*
10.7             --Cross-Indemnification Agreement, dated as of ___ __, 1998 between David G. Bradley and the Company.*
10.8             --Promissory Note, dated October 31, 1998, between David G. Bradley and the Company.
10.9             --Security Agreement, dated October 31, 1997, between the Principal Selling Stockholder and the Company.
10.10            --Administrative Services Agreement, dated as of October 31, 1997, as amended and restated
                 on ___ __, 1998, between The Advisory Board Company and the Company.*
10.11            --Member Contracts Agreement, dated as of October 31, 1997, between The Advisory Board Company and the Company.*
10.12            --Vendor Contracts Agreement, dated as of October 31, 1997, as amended and restated on ___ __, 1998, between The Advisory Board Company and the Company.*
10.13            --Non-Competition Agreement, dated as of ___ __, 1998, between The Advisory Board Company and the Company.*
10.14            --Non-Competition Agreement, dated as of ___ __, 1998, between the Company and David G.
                 Bradley.*
10.15            --Sublease Agreement, dated as of October 31, 1997, as amended and restated on ___ __, 1998, between
                 The Advisory Board and the Company.*
21.1             --List of Subsidiaries of the Registrant.
23.1             --Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).*
23.2             --Consent of Arthur Andersen LLP.
24.1             --Power of Attorney (included in the signature page in Part II of the Registration
                 Statement).
99.1             --Consent of Persons to Become Directors Pursuant to Rule 438.*

_______________________
*  To be filed by amendment.

     (b)  Financial Statement Schedules

     The financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted, except for Schedule II -- Valuation and Qualifying Accounts which is provided on page F-21.

     ITEM 16.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on July 24, 1998.

                                    THE CORPORATE EXECUTIVE BOARD


                                    By: /s/ James J. McGonigle
                                    --------------------------
                                    Name: James J. McGonigle
                                    Title: Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey D. Zients and Michael A. D'Amato, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

           SIGNATURE                             TITLE                                   DATE
           ---------                             -----                                   ----
/s/ James J. McGonigle                    President, Chief Executive Officer and         July 24, 1998
------------------------------------
James J. McGonigle                        Director (Principal Executive Officer)
------------------------------------

/s/ Michael A. D'Amato                    Chief Financial Officer (Principal Financial   July 24, 1998
------------------------------------
Michael A. D'Amato                        and Principle Accounting Officer)
------------------------------------

/s/ Jeffrey D. Zients                     Director                                       July 24, 1998
------------------------------------
Jeffrey D. Zients
------------------------------------

/s/ Harold L. Siebert                     Director                                       July 24, 1998
------------------------------------
Harold L. Siebert
------------------------------------

                                 EXHIBIT INDEX


   Exhibit
     No.
   -------
     1.1              --Form of Underwriting Agreement.*
     3.1              --Second Amended and Restated Certificate of Incorporation of the Company.*
     3.2              --Amended and Restated Bylaws of the Company.*
     4.1              --Specimen Common Stock Certificate.*
     5.1              --Opinion of Gibson, Dunn & Crutcher LLP.*
    10.1              --Employment Agreement, dated [           ], between the Company and James J. McGonigle.*
    10.2              --Employment Agreement, dated [                ], between the Company and Harold L. Siebert.*
    10.3              --Employment Agreement, dated [           ], 1998, between the Company and Michael A. D'Amato.*
    10.4              --The Corporate Executive Board Company Stock-Based Incentive Compensation Plan.*
    10.5              --Directors' Stock Plan.*
    10.6              --1998 Stock Option Plan.*
    10.7              --Cross-Indemnification Agreement, dated as of [          ], 1998, between David G. Bradley and the Company.*
    10.8              --Promissory Note, dated October 31, 1997, between the Principal Selling Stockholder and the Company.
    10.9              --Security Agreement, dated October 31, 1997, between the Principal Selling Stockholder and the Company.
    10.10             --Administrative Services Agreement, dated as of October 31, 1997, as amended and restated
                      on July __, 1998, between The Advisory Board Company and the Company.*
    10.11             --Member Contracts Agreement, dated as of October 31, 1997, between The Advisory Board Company and the
                      Company.*
    10.12             --Vendor Contracts Agreement, dated as of October 31, 1997, as amended and restated on July
                      __, 1998, between The Advisory Board Company and the Company.*
    10.13             --Non-Competition Agreement, dated as of [            ], between The Advisory Board Company
                      and the Company.*
    10.14             --Non-Competition Agreement, dated as of [             ], between the Company and David G.
                      Bradley.*
    10.15             --Sublease Agreement, dated as of October 31, 1997, as amended and restated on July __,
                      1998, between The Advisory Board Company and the Company.*
    21.1              --List of Subsidiaries of the Registrant.
    23.1              --Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).*
    23.2              --Consent of Arthur Andersen LLP.
    24.1              --Power of Attorney (included in the signature page in Part II of the Registration
                      Statement).
    99.1              --Consent of Persons to Become Directors Pursuant to Rule 438.*

_______________________
*  To be filed by amendment.